SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

HARRIS INTERACTIVE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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135 Corporate Woods

Rochester, New York 14623

October 8, 2004

Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Harris Interactive Inc., which will be held on Tuesday, November 9, 2004, at the Strong Museum, One Manhattan Square, Rochester, New York 14607 at 5:15 p.m. (local time).

      At the Annual Meeting you will be asked to elect four directors to our Board of Directors and approve amendments to our 1999 Long Term Incentive and Employee Stock Purchase Plans.

      On the following pages, you will find the formal Notice of Annual Meeting and our Proxy Statement. Included with our Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year 2004. We encourage you to read the Proxy Statement as well as our Form 10-K. These documents will provide you with information about our management, operations, markets and services, as well as our audited financial statements.

      Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy in the enclosed post-paid envelope to ensure that your shares of Harris Interactive common stock will be represented at the Annual Meeting.

      We hope that many of you will be able to attend the Annual Meeting in person. We look forward to seeing you there.

Sincerely,

ROBERT E. KNAPP
Vice Chairman of the Board of Directors
and Chief Executive Officer

135 Corporate Woods
Rochester, New York 14623

Notice of Annual Meeting of Stockholders to Be Held November 9, 2004

To Our Stockholders:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Harris Interactive Inc. (“Harris Interactive” or the “Company”), which will be held at the Strong Museum, One Manhattan Square, Rochester, New York 14607, on November 9, 2004 at 5:15 p.m., local time, for the following purposes:

1.	To elect four (4) Class II directors to the Board of Directors to hold office for a three-year term;

2.	To approve an amendment to our 1999 Long Term Incentive Plan to increase the number of shares of common stock reserved for issuance under that plan by 4,000,000 shares;

3.	To approve an amendment to our 1999 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under that plan by 500,000 shares; and

4.	To act upon such other business as may properly come before the meeting or any adjournment thereof.

      A copy of Harris Interactive’s Annual Report on Form 10-K for fiscal year 2004 is enclosed with this Notice of Annual Meeting and attached Proxy Statement. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for any purpose germane to the Annual Meeting during ordinary business hours at Harris Interactive’s offices at 135 Corporate Woods, Rochester, New York 14623.

By Order of the Board of Directors,

BRUCE A. NEWMAN
Chief Financial Officer, Secretary, and Treasurer

October 8, 2004

Rochester, New York

      IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the Annual Meeting. If you attend the Annual Meeting, you may choose to vote in person even if you have previously sent in your proxy card.

      Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning Their Proxies

135 Corporate Woods
Rochester, New York 14623

PROXY STATEMENT

October 8, 2004

FOR ANNUAL MEETING OF STOCKHOLDERS OF HARRIS INTERACTIVE INC.

To Be Held November 9, 2004

      The accompanying proxy is solicited by the Board of Directors of Harris Interactive Inc. (“Harris Interactive” or the “Company”) for use at the 2004 Annual Meeting of Stockholders to be held on Tuesday, November 9, 2004, at 5:15 p.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Strong Museum, One Manhattan Square, Rochester, New York 14607. The date of this Proxy Statement is October 8, 2004. The approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders is October 12, 2004.

GENERAL INFORMATION

Record Date; Voting Securities

      Only stockholders of record at the close of business on September 20, 2004 are entitled to vote their shares of Harris Interactive common stock at the meeting and any adjournment thereof. As of September 20, 2004, there were 60,558,388 shares of Harris Interactive’s common stock issued and outstanding. Each holder of shares of common stock is entitled to one vote for each share of common stock held. Stockholders may vote in person or by proxy.

Proxies; Voting of Proxies

      By submitting your proxy, you will authorize Bruce A. Newman and Leonard R. Bayer to represent you and vote your shares of common stock at the Annual Meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments of the meeting. If you submit a proxy but do not indicate any voting instructions, your shares will be voted “FOR” all director nominees, “FOR” the amendment to the 1999 Long-Term Incentive Plan, and “FOR” the amendment to the 1999 Employee Stock Purchase Plan. If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted by the proxy holders in accordance with the recommendation of the Board of Directors, or, in the absence of any such recommendation, as the proxy holders may determine in their discretion.

Revocability of Proxies

      If you attend the Annual Meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to Harris Interactive Inc., Attention: Mr. Bruce A. Newman, Corporate Secretary, 135 Corporate Woods, Rochester, New York 14623, by submitting a later-dated proxy or by voting in person at the Annual Meeting.

Quorum

      A majority of the shares of Harris Interactive common stock entitled to vote must be present either in person or by proxy at the Annual Meeting before any business may be conducted.

Tabulation of Abstentions and Broker Non-Votes

      Abstentions and broker non-votes will be included in the number of shares present for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will also be counted as shares “present” and “entitled to vote.” A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of the shares and the broker does not have the authority to vote the shares because the proposal is nonroutine. Broker non-votes are not counted as shares “entitled to vote” with respect to proposals over which they do not have discretionary authority. Therefore, while broker non-votes are considered “present” for purposes of determining whether there is a quorum, they are not considered “present” for purposes of determining the majority of shares at the meeting and entitled to vote.

Shares Held in Street Name

      If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares, and your broker or nominee is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker or nominee, then your broker or nominee will be entitled to vote your shares in its discretion as to the Election of Directors.

      As the beneficial owner of shares, you are invited to attend the Annual Meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares.

Solicitation of Proxies

      Harris Interactive will bear all costs of this proxy solicitation. In addition to soliciting stockholders by mail and through its regular employees, Harris Interactive will request banks and brokers, and other custodians, nominees and fiduciaries to solicit their customers who have shares of Harris Interactive common stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. Harris Interactive may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth information regarding the beneficial ownership of Harris Interactive common stock as of September 20, 2004 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares; (ii) each director and director-nominee; (iii) the Chief Executive Officer and each other executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

	Number of Shares
	of Common Stock	Percent of Common
	Beneficially	Stock Beneficially
Name of Beneficial Owner	Owned	Owned(1)

Mr. Robert E. Knapp(2)(16)	31,250	*
Dr. Gordon S. Black(3)(16)	2,009,538	3.3%
Mr. Gregory T. Novak(4)	71,102	*
Mr. Leonard R. Bayer(5)(16)	1,864,943	3.1%
Mr. Arthur E. Coles(6)	7,809	*
Mr. Albert A. Angrisani(7)	1,275,672	2.1%
Mr. George Bell(8)(16)	3,333	*
Mr. David Brodsky(9)(16)	230,262	*
Mr. Stephen D. Harlan(10)(16)	4,305	*
Mr. James R. Riedman(11)(16)	199,947	*
Mr. Subrata K. Sen(12)(16)	4,305	*
Mr. Howard L. Shecter(13)(16)	308,750	*
Mr. Antoine G. Treuille(14)(16)	4,833	*
Dr. Richard B. Wirthlin(15)(16)	3,027,444	5.0%
All directors and current executive officers as a group (26 persons)(17)	10,321,983	16.7%

*	Less than 1%

(1)	The number of shares beneficially owned and the percentage of shares outstanding are based on 60,558,388 shares of Harris Interactive common stock outstanding as of September 20, 2004. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. All shares of Harris Interactive common stock subject to options exercisable within 60 days following September 20, 2004 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

(2)	Represents 31,250 shares underlying options held by Mr. Knapp and exercisable within 60 days.

(3)	Includes 28,450 shares underlying options held by Dr. Black and exercisable within 60 days.

(4)	Includes 56,855 shares underlying options held by Mr. Novak and exercisable within 60 days.

(5)	Includes 24,375 shares underlying options held by Mr. Bayer and exercisable within 60 days and 318,039 shares held by Lorraine W. Bayer, Mr. Bayer’s wife.

(6)	Includes 7,710 shares underlying options held by Mr. Coles and exercisable within 60 days.

(7)	Includes 500,672 shares underlying options held by Mr. Angrisani and exercisable within 60 days.

(8)	Represents 3,333 shares underlying options held by Mr. Bell and exercisable within 60 days.

(9)	Includes 15,417 shares underlying options held by Mr. Brodsky and exercisable within 60 days.

(10)	Represents 4,305 shares underlying options held by Mr. Harlan and exercisable within 60 days.

(11)	Mr. Riedman is the President, director and a principal stockholder of Riedman Corporation. Riedman Corporation is the owner of 129,558 shares of Harris Interactive common stock. Also includes 69,389 shares underlying options held by Mr. Riedman and exercisable within 60 days.

(12)	Represents 4,305 shares underlying options held by Mr. Sen and exercisable within 60 days.

(13)	Includes 3,750 shares underlying options held by Mr. Shecter and exercisable within 60 days.

(14)	Includes 3,333 shares underlying options held by Mr. Treuille and exercisable within 60 days.

(15)	Represents 3,027,444 shares held indirectly through the Wirthlin Family Trust, over which Dr. Wirthlin has sole voting and investment power.

(16)	Director.

(17)	Includes the information in the notes above, as applicable. Includes an additional 516,397 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 20, 2004, which options are held by executive officers of Harris Interactive who are not identified in the table above.

Equity Compensation Plan Information

      The following table provides information as of June 30, 2004, with respect to shares of Harris Interactive Common Stock that may be issued under the terms of Harris Interactive’s Long-Term Incentive Plan:

	Fiscal Year Ended June 30, 2004

	Number of Shares to be	Weighted-Average Exercise	Number of Shares
	Issued Upon Exercise of	Price of Outstanding	Remaining Available for
	Outstanding Options,	Options, Warrants	Future Issuance Under
	Warrant and Rights	and Rights	Equity Compensation Plans(1)

Equity compensation plans approved by Stockholders(2)	2,890,381	$4.18	693,266
Equity compensation plans not approved by stockholders(3)(4)	1,100,000	8.92	—

Total	3,990,381	$5.49	693,266

(1)	Does not include the 4,000,000 shares proposed to be authorized for issuance under the Long-Term Incentive Plan as described in Proposal No. 2 below.

(2)	Excludes outstanding options for 138,321 shares at a weighted average price of $2.20 per share. These options were assumed in connection with the acquisition of Total Research Corporation. No additional awards can be granted under the plan pursuant to which these options were originally issued.

(3)	After the end of fiscal 2004 and prior to September 20, 2004, the Company issued an additional 261,800 options to employees and committed to issue an additional 430,000 options to employees of Wirthlin Worldwide, LLC, leaving 1,466 shares remaining available for future issuance under the Long Term Incentive Plan.

(4)	Represents options that were issued by the Company to new employees in fiscal 2004 in connection with the hiring of its Chief Executive Officer and certain employees hired in connection with the acquisition of Novatris, S.A., which options were awarded pursuant to individual arrangements and not under the Company’s Long-Term Incentive Plan but have terms, including vesting and exercise provisions, generally consistent with options issued under the Long-Term Incentive Plan; provided, however, that rather than expiring upon termination of employment, the Chief Executive Officer’s options may be exercised at any time within fifteen months after termination of his employment with the Company. The shares issuable upon exercise of these options were registered by the Company on Form S-8 filed with the SEC on March 8, 2004.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

      Harris Interactive’s Board of Directors is currently divided into three classes, with the classes of directors serving for staggered three-year terms that expire in successive years. Class II currently has four members, whose terms expire as of the date of the Annual Meeting. Harris Interactive’s Board of Directors proposes that the nominees described below, each of whom is currently serving as a Class II director, be re-elected as Class II directors for a term of three years or until their successors are duly elected and qualified.

      The Board of Directors recommends a vote “FOR” all nominees.

Vote Required

      If a quorum is present and voting at the Annual Meeting, the four nominees for Class II directors receiving the highest number of affirmative votes of the shares of Harris Interactive common stock present in person or represented by proxy and entitled to vote will be elected as Class II directors. Only votes cast for a nominee will be counted. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form of proxy “FOR” the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

Nominees to Board of Directors

			Class and Year in Which		Board
Name	Principal Occupation	Director Since	Term Will Expire	Age	Committees

Mr. Robert E. Knapp	Vice Chairman and Chief Executive Officer, Harris Interactive	2004	Class II 2007	46	Research and Development
Mr. Howard L. Shecter	Senior Partner with the law firm of Morgan, Lewis & Bockius LLP	2001	Class II 2007	61	Audit, Compensation, Nominating and Corporate Governance (Chairman)
Mr. Subrata K. Sen	Professor, Yale University School of Management	2004	Class II 2007	62	Nominating & Corporate Governance, Research and Development (Chairman)
Mr. Antoine G. Treuille	Executive Managing Partner, Mercantile Capital Partners	2004	Class II 2007	55	Compensation, Nominating & Corporate Governance

      Robert E. Knapp has served as a director of Harris Interactive since January 2004. Mr. Knapp began his tenure as Vice-Chairman and CEO of Harris Interactive on January 26, 2004. Previously, Mr. Knapp was EVP and Chief Strategy Officer at Gartner, Inc., a $900 million, worldwide research and advisory firm based in Stamford, CT. Mr. Knapp joined Gartner in July 2000 as Chief Marketing Officer. In 2001, he took on general management responsibility for Gartner’s worldwide business units including Research, Consulting, and Events. Prior to joining Gartner, he held various executive positions at branding and advertising firms including Siegel & Gale, BBDO and Lintas. Mr. Knapp received a B.S. in Business Administration from the University of Miami.

      Howard L. Shecter has served as a director of Harris Interactive since November 2001. Mr. Shecter was elected to the Board of Directors of Harris Interactive pursuant to the terms of the Agreement and Plan of Merger dated August 5, 2001 between Harris Interactive Inc., Total Research Corporation and Total Merger Sub Inc. (the “TRC Merger Agreement”). Prior to joining the Board of Directors of Harris Interactive, Mr. Shecter served as a director of Total Research Corporation from June 1998 to November 2001. Mr. Shecter is a Senior Partner with the law firm of Morgan, Lewis & Bockius LLP and has been with that firm since 1968. Mr. Shecter served as a Managing Partner of Morgan, Lewis & Bockius LLP from 1979 to 1983 and was the Chairman of the Executive Committee of that firm in 1985. Mr. Shecter is also a director of Ashbridge Corporation, Ashbridge Investment Management and Heintz Investment Co.

      Subrata K. Sen has served as a director of Harris Interactive since January 2004. Dr. Sen currently holds the Joseph F. Cullman chair as Professor of Organization, Management and Marketing, in the School of Management at Yale University, where he has been a member of the faculty since 1983. Prior to Yale, Dr. Sen taught graduate courses in management at the University of Rochester, the University of Chicago and the University of Texas at Austin. Dr. Sen is the author of over 50 academic research papers on marketing research, advertising, political science, statistical analysis and many other subjects. He has also consulted on a variety of topics with many Fortune 100 companies.

      Antoine G. Treuille has served as a director of Harris Interactive since January 2004. Mr. Treuille is Executive Managing Partner of Mercantile Capital Partners in New York City, a position he has held since September 2000. Prior to Mercantile Capital Partners, Mr. Treuille was President of Charter Pacific Corporation, an investment banking firm in New York City, from 1996 to 1998. Before that, he served in executive roles at Desai Capital Management, Entrecanales Y Travora Inc. and Citibank in New York City, as well as Le Credit Chimique in Paris, France. Mr. Treuille currently serves on the boards of Eramet (director and member of the audit committee) and Societe Bic (chairman of the audit committee) in Paris as well as Eye Care Centers of America (director and member of the compensation committee and formerly chairman of the board). Mr. Treuille formerly served as Chairman of the Board of Loehmanns’ Holdings Inc. He also served on the board of Special Metals Corporation (chairman of the audit committee) in the United States.

Directors Not Standing for Election

      The members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

			Class and Year in Which		Board
Name	Principal Occupation	Director Since	Term Will Expire	Age	Committees

Dr. Gordon S. Black	Executive Chairman of the Board of Harris Interactive	1975	Class III 2005	62	Research and Development
Mr. Stephen D. Harlan	Partner with Harlan Enterprises LLC	2004	Class III 2005	70	Audit (Chairman), Nominating & Corporate Governance
Mr. James R. Riedman	Chairman and Chief Executive Officer of Phoenix Footwear Group	1989	Class III 2005	45	—
Dr. Richard B Wirthlin	Partner in WB&H Investments	2004	Class III 2005	73	—
Mr. Leonard R. Bayer	Executive Vice President and Chief Scientist of Harris Interactive	1978	Class I 2006	54	Research and Development
Mr. George Bell	President and Chief Executive Officer of Upromise, Inc.	2004	Class I 2006	47	Compensation (Chairman), Nominating & Corporate Governance
Mr. David Brodsky	Private Investor	2001	Class I 2006	67	Audit, Nominating & Corporate Governance

      Gordon S. Black has served as Executive Chairman of the Board of Harris Interactive since January 2004. Prior to becoming Executive Chairman Dr. Black served as Chairman of the Board and Chief Executive Officer of Harris Interactive since he founded Gordon S. Black Corporation in July 1975. From July 1968 to June 1978, Dr. Black was a member of the faculty of the University of Rochester, where he was an Associate Professor with tenure. Dr. Black received a Ph.D. in Political Science from Stanford University and a B.A. degree in Political Science from Washington University.

      Stephen D. Harlan has served as a director and Chairman of the Audit Committee since January 2004. Mr. Harlan has been a Partner of Harlan Enterprises LLC, a specialized real estate firm that provides advisory services to the commercial real estate market, since 2001. Prior to joining Harlan Enterprises, from 1993 to 2001 Mr. Harlan was Chairman of the real estate firm H.G. Smithy. Prior to that, he was Vice Chairman of KPMG Peat Marwick, and was responsible for its international business. In 1995, President Clinton appointed him to the District of Columbia Financial Responsibilities and Management Assistance Authority. His additional honors include the Washingtonian of the Year award as well as the Marine Corps Foundation Globe and Anchor award for civic contribution. Mr. Harlan holds a degree in accounting from the University of Missouri. Mr. Harlan currently serves as a director of Friedman, Billings Ramsey Group and ING Direct.

      James R. Riedman has served as a director of Harris Interactive since October 1989. Mr. Riedman currently serves as the Chairman and Chief Executive Officer of Phoenix Footwear Group, a publicly traded manufacturer of women’s footwear. He has held this position since 1998 and has served as a director of that company since 1993. In addition, Mr. Riedman has served as a principal in CE Capital, LLC since 2001. Mr. Riedman also serves as the President and as a Director of the Riedman Corporation, a real estate holding company and, prior to 2001, an insurance agency. He has served in these positions since 1987. From April 1984 to January 1987, Mr. Riedman served as Senior Vice President of Transamerica Financial Systems and Concepts. Mr. Riedman also worked for the Balboa Insurance Group from January 1983 to April 1984, where he served as Director of Corporate Planning. Mr. Riedman received an M.S. degree in Risk and Insurance and Finance from the University of Wisconsin and a B.A. degree in Business Administration from the University of Notre Dame.

      Richard B. Wirthlin has served as a director of Harris Interactive since September 2004. Dr. Wirthlin was elected to the Board of Directors of Harris Interactive pursuant to the terms of the Agreement and Plan of Merger dated September 8, 2004 among Harris Interactive, Capital Merger Sub, LLC, and the stockholders of Wirthlin Worldwide, Inc. (the “Wirthlin Merger Agreement”). Prior to the merger with Harris Interactive, Dr. Wirthlin founded Wirthlin Worldwide, and under his leadership the company was a four-time award winner of the ARF’s prestigious David Ogilvy Research Award and was the winner of PRWeek’s award for “Best Use of Research Measurement” in 2003. During President Reagan’s administration, Dr. Wirthlin directed all of the President’s opinion surveys and regularly briefed the President and Cabinet officers on American attitudes about everything from education, jobs, and taxes to issues of war and peace. He drafted the 1980 and 1984 Reagan Campaign plans. Dr. Wirthlin received his B.S. and M.A. degrees in Economics/ Statistics from the University of Utah. After earning his doctorate at the University of California at Berkeley, he taught economics and statistics at the University of California’s Medical School and Brigham Young University, where he served as Department Chairman.

      Leonard R. Bayer has served as Executive Vice President and Chief Scientist, and as a director of Harris Interactive, since July 1978. From August 1976 to July 1978, Mr. Bayer worked for Practice Development Corporation where he served as Vice President of Research and Development. From September 1975 to August 1976, Mr. Bayer was a member of the faculty of the University of Rochester School of Medicine where he taught mathematical statistics. Mr. Bayer received an M.A. degree in Statistics, a B.S. degree in Astrophysics and a B.A. degree in Mathematics from the University of Rochester.

      George Bell has served as a director of Harris Interactive since January 2004. Mr. Bell is President and Chief Executive Officer of Upromise, Inc. Mr. Bell has been involved in the creation, marketing, circulation, and revenue generation of consumer businesses for 25 years. Prior to joining Upromise Mr. Bell was Chairman and CEO of Excite@Home, where he shepherded the company through massive growth, evolving from 23 employees to more than 3,000 worldwide, and led the groundbreaking $7 billion 1999 merger of Excite and @Home.

Previously, Mr. Bell was a producer and writer of documentary programs, a winner of four Emmy Awards, and a founder of the Outdoor Life cable network. Mr. Bell holds a B.A. in English from Harvard University.

      David Brodsky has served as a director of Harris Interactive since November 2001. Mr. Brodsky was elected to the Board of Directors of Harris Interactive pursuant to the terms of the TRC Merger Agreement. Prior to joining the Board of Directors of Harris Interactive, Mr. Brodsky served as a director of Total Research Corporation and served in such capacity from June 1998 through November 2001. Mr. Brodsky served as Chairman of the Board of Directors of Total Research Corporation from July 1998 to November 2001. Mr. Brodsky has been a private investor for the past 8 years. Mr. Brodsky received a B.A. degree from Brown University. Mr. Brodsky currently serves as a director of Southern Union Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Pursuant to the Wirthlin Merger Agreement, Wirthlin Worldwide, Inc. (“Wirthlin”) became a wholly owned subsidiary of the Company and Dr. Richard B. Wirthlin was elected to the Company’s Board of Directors. Dr. Wirthlin is a partner in WB&H Investments, in which he holds an 88.5% interest, and in Richard B. Wirthlin Family LLC, in which he holds a 34.3% direct interest and 100% beneficial interest. WB&H Investments is the landlord under a Lease Agreement between that entity and Wirthlin (formerly known as Decima Research), dated September 15, 1985 (the “WB&H Lease”) covering facilities used by Wirthlin located at 1999 Columbia Lane, Orem, Utah. Richard B. Wirthlin Family LLC is the landlord under a Lease Agreement between that entity and Wirthlin (formerly known as Decima Research), dated April 23, 2002 (the “RBW Family LLC Lease”) covering facilities used by Wirthlin located at 1920 Association Drive, Reston Virginia. Under the terms of the WB&H Lease, Wirthlin pays rent in the amount of $12,444 per month, and under the terms of the RBW Family LLC Lease, Wirthlin pays rent in the amount of $42,497 per month. Pursuant to the Wirthlin Merger Agreement, the stockholders of Wirthlin agreed to indemnify the Company against liabilities, if any, incurred by the Company in the event that the Company chooses to terminate the WB&H Lease after March 9, 2005.

CORPORATE GOVERNANCE

Independent Directors

      The Board of Directors has determined that a majority of the directors, including George Bell, David Brodsky, Stephen D. Harlan, Subrata K. Sen, Howard L. Shecter, and Antoine G. Treuille are independent as defined under Nasdaq Rule 4200(a)(15). The Board of Directors appointed Howard L. Shecter as the Lead Director. The Lead Director presides over all executive sessions of the independent directors.

Committees of the Board of Directors

      The standing committees maintained by the Board of Directors include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The current members of each of these committees and the primary responsibilities of the respective committees are described below.

Audit Committee

      The Audit Committee of the Board of Directors (a) monitors the integrity of the accounting policies, financial reporting, and disclosure practices of the Company, (b) reviews the results of the Company’s quarterly and annual financial statements and annual audit, (c) appoints and monitors the independence and performance of the Company’s independent registered public accounting firm, (d) approves the compensation of the independent registered public accounting firm and approves in advance all permitted non-audit services to be provided by the Company’s independent registered public accounting firm, (e) meets with the Company’s independent registered public accounting firm to review the Company’s critical accounting policies, internal controls, and financial management practices, (f) monitors the processes established and maintained by management in order for management to assure that an adequate system of internal accounting and financial control is functioning within the Company, and (g) monitors the processes established by management in order for management to assure corporate compliance with legal and regulatory requirements. This Committee also receives, reviews and takes action with respect to complaints received by the Company regarding accounting, internal accounting controls, and auditing matters.

      The members of the Audit Committee are Stephen D. Harlan (Chairman), David Brodsky and Howard L. Shecter. The Board of Directors has determined that each of the members of the Audit Committee is independent as defined under Nasdaq Rule 4200(a)(15) and SEC Rule 10A-3(b)(1), and that each of the members of the Audit Committee is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

      During fiscal 2004, the Board of Directors amended and restated the written charter of the Audit Committee to clarify and expand the duties and authority of the Audit Committee, including the authority to appoint the Company’s independent registered public accounting firm and to modify the criteria for membership on the Audit Committee. A copy of the amended and restated charter of the Audit Committee is posted in the “Investor Relations” — “Corporate Governance” section of the Company’s website located at www.harrisinteractive.com, and is attached hereto as Appendix A.

Compensation Committee

      The Compensation Committee (a) reviews and recommends compensation of the Chief Executive Officer for approval by the independent directors of the Company, (b) reviews and approves compensation and benefits for all other executive officers of the Company, and (c) establishes and reviews general policies relating to compensation and benefits for the Company’s employees. The Compensation Committee also recommends, for approval by the Board of Directors, compensation of directors. The Compensation Committee reviews, and recommends for approval by the Board of Directors, including a majority of the independent directors, the incentive bonus plan of the Company. In addition, the Compensation Committee administers the Company’s Long-Term Incentive Plan.

      The members of the Compensation Committee are George Bell (Chairman), Howard L. Shecter and Antoine G. Treuille. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined under Nasdaq Rule 4200(a)(15).

      The Compensation Committee has adopted a written charter, a copy of which is posted in the “Investor Relations” — “Corporate Governance” section of the Company’s website located at www.harrisinteractive.com.

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee makes (a) recommendations to the Board of Directors regarding the overall structure, size and composition of the Board of Directors, (b) selects director nominees for approval at the annual meeting of the Company’s stockholders, (c) makes recommendations to the Board of Directors regarding committees of the Board and membership on those committees, and (d) oversees matters related to the governance of the Company.

      The members of the Nominating and Corporate Governance Committee are Howard L. Shecter (Chairman), George Bell, David Brodsky, Stephen D. Harlan, Subrata K. Sen and Antoine G. Treuille. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under Nasdaq Rule 4200(a)(15).

      The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is posted in the “Investor Relations” — “Corporate Governance” section of the Company’s website located at www.harrisinteractive.com.

Research and Development Committee

      The Research and Development Committee was recently formed to advise the Company and monitor its activities with respect to technology and new products.

      The members of the Research and Development Committee are Subrata K. Sen (Chairman), Gordon S. Black, Leonard R. Bayer, and Robert E. Knapp.

Board and Committee Meetings

      The Board of Directors of Harris Interactive held a total of fourteen meetings during the fiscal year ended June 30, 2004, and took no actions by written consent. The independent directors, identified above, met separately in executive session in accordance with Nasdaq Rule 4350(c) two times during fiscal year 2004. Additionally, during fiscal 2004, the Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Nominating and Corporate Governance Committee held two meetings. None of these committees took any action by written consent. Each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he was director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served), except for Subrata Sen who attended 60% of the meetings held during the period for which he was a director.

Director Nomination Process

      The Nominating and Corporate Governance Committee believes that any nominee recommended by such committee for a position on the Company’s Board of Directors must have personal character and integrity, must have sound judgment, must be willing to commit the time required for Board service, must have a commitment to representing the interests of all of the stockholders, must have experience relevant to the Company in one or more fields, and must be proficient in knowledge of governance. In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee requires that independent directors as defined under Nasdaq Rule 4200(a)(15) comprise a majority of the Board. They require that at least three of such independent directors must qualify as independent under SEC Rule 10A-3(b)(1) and also satisfy the financial literacy requirements for Audit Committee membership, and that at least one such member of the Audit Committee be a “financial expert” as defined in Item 401(h) of Regulation S-K.

      The Nominating and Corporate Governance Committee further believes that one or more, but not necessarily all, of the members of the Board of Directors should have: (a) experience with compensation, executive development, and executive recruitment matters, (b) market research industry expertise, (c) experience with mergers and acquisitions, (d) experience with strategic and operations planning, (e) experience with public company operations, (f) experience as a senior executive, (g) expertise related to global markets, (h) knowledge of crisis management, and (i) experience with investor and media relations.

      Procedures used by the Nominating and Governance Committee in identifying and evaluating candidates for election to the Company’s Board of Directors are posted in the “Investor Relations” — “Corporate Governance” section of the Company’s website located at www.harrisinteractive.com. The Committee believes that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees reflects the Committee’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. The Committee will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will (i) consider if the director continues to satisfy the minimum qualifications for director candidates adopted by the Committee, including among others compliance with the Company’s Code of Ethics and the Company’s policies related to trading in the Company’s securities, (ii) review the assessments of the performance of the director during the preceding term made by the Committee, and determine whether there exist any special, countervailing considerations against re-nomination of the director. If the Committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and that there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, then the Committee will, absent special circumstances, propose the incumbent director for re-election.

      The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filing vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. As to each recommended candidate that the Committee believes merits consideration, the Committee will: (i) cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate; (ii) determine if the candidate satisfies the minimum qualifications required by the Committee of candidates for election as director, including among others the candidate’s agreement to comply with the Company’s Code of Ethics and the Company’s policies related to trading in the Company’s securities; (iii) determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board; (iv) consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and (v) consider the extent to which the membership of the candidate on the Board will promote diversity among the directors. The Committee may, in its discretion, solicit the views of the Chief Executive Officer, other members of the Company’s senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors. In addition, in its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will select, a candidate who, in the view of the Committee, is most suited for membership on the Board. In making its selection, the Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, including among others the candidate’s agreement to comply with the Company’s Code of Ethics and the Company’s policies related to trading in the Company’s securities. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. The Committee may also consider the extent to which the recommending stockholder intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its interest at least through the time of such annual meeting.

      During fiscal 2004, the Company did not pay any fee to a third party to identify or evaluate or assist with the identification or evaluation of director nominees.

      Stockholders may recommend qualified director candidates for consideration by the Nominating and Governance Committee using procedures posted in the “Investor Relations” — “Corporate Governance” section of the Company’s website located at www.harrisinteractive.com. The procedures generally require that the recommendation be submitted in writing by mail, courier, or personal delivery, addressed to: Chairman of the Nominating and Governance Committee of the Board of Directors, c/o Corporate Secretary, Harris Interactive Inc., 135 Corporate Woods, Rochester, New York 14623. The envelope should indicate that it contains a stockholder recommendation for director nomination. Submissions should be as required by the procedures and in general must include: (i) the stockholder’s name, address, telephone number, number of shares owned, length of period held, proof of ownership, and statement as to whether the stockholder has a good faith intention to continue to hold the reported shares through the next annual meeting of stockholders; (ii) name, age and address of the candidate; (iii) a detailed resume describing, among other things, the candidate’s educational background, occupation, five years business experience, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations etc.); (iv) a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming them) pursuant to which the nomination is being made by the stockholder; (v) information regarding the nominee’s ownership of securities of the Company, certain types of legal proceedings, and business relationships and transactions between the nominee and the Company, and (vi) all other information regarding the candidate that would be required to be included in a proxy statement filed pursuant to the then-current proxy rules of the Securities and Exchange Commission. The submission must also include the candidate’s written consent: (i) to being named in the proxy statement as a nominee and to serving as a director if elected, and (ii) to comply with all policies applicable to directors of the Company including among others the Company’s Code of Ethics and the Company’s policies related to trading in the Company’s securities. Nominating recommendations for an annual meeting of stockholders must be received by the Company at least 90 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. The Nominating and Corporate Governance Committee will review and evaluate each candidate whom it believes merits serious consideration using the Nominating and Governance Committee Procedures described above.

      In addition to recommending candidates to the Nominating and Governance Committee, a stockholder may directly nominate a director by giving written notice in proper written form to the Secretary of the Company pursuant to the Bylaws of the Company which are posted in the “Investor Relations” — “Corporate Governance” section of the Company’s website located at www.harrisinteractive.com. To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

      Since the 2003 Annual Meeting of Stockholders, the Board of Directors has elected George Bell, Stephen D. Harlan, Robert E. Knapp, Subrata K. Sen, Antoine G. Treuille, and Richard B. Wirthlin to the Board. Each of these individuals was recommended for election and nominated by the Nominating and Corporate Governance Committee.

Stockholder Communications and Director Attendance at Annual Meetings

      The Company’s policy is to facilitate communications between stockholders and other interested parties and the Board of Directors. Stockholders wishing to communicate with the Company’s Board of Directors should follow the detailed procedures posted in the “Investor Relations” — “Corporate Governance” section of the Company’s website located at www.harrisinteractive.com. The procedures provide for communications to be in writing and mailed to Board of Directors, Harris Interactive Inc., c/o Harris Beach LLP, Attention: Beth Ela Wilkens, 99 Garnsey Road, Pittsford, New York 14534. Communications must be accompanied by (i) the name, address, telephone number, and e-mail address, if any, of the person submitting the communication, (ii) if the person submitting the communication is a security holder, a statement of the type and amount of securities held by such person, (iii) if the person submitting the communication is not a security holder, the nature of the person’s interest in the Company, and (iv) any special interest, background, or relationship of the person submitting the communication that would be important information for the directors in assessing the communication. Legal counsel will assemble and deliver communications to the directors, or to the director’s committee with the applicable area of competence, on a periodic basis, accompanied by any relevant materials, analyses, or management recommendations that may be useful to the directors in consideration of the communications. Counsel will send an acknowledgement of receipt to the person submitting the communication indicating that the communication will be delivered to the directors or appropriate director’s committee, but that it is not the practice of the directors to respond individually to communications. The following types of communications are not appropriate under these procedures: (i) communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company (such as employees, members of the communities in which the Company operates its businesses, customers, and suppliers) generally, (ii) communications that request the Company to engage in illegal activities, (iii) communications that, under community standards, contain offensive, scurrilous, or abusive content, and (iv) communications that have no rational relevance to the business or operations of the Company (it being understood, however, that issues of social concern arising by reason of the business and operations of the Company are not intended to be excluded under this criterion). The Company’s acceptance and forwarding of a communication to the directors under this procedure does not imply that the directors owe or assume any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by law. The Board of Directors has adopted a separate procedure for communications regarding accounting, auditing, and financial reporting matters. Communications of this nature should be submitted following the Company’s “Complaint Procedures for Accounting and Auditing Matters” which may be found in the “Investor Relations” — “Corporate Governance” section of the Company’s website located at www.harrisinteractive.com.

      Although the Company has no specific policy regarding director attendance at its Annual Meeting of Stockholders, all directors are encouraged to attend. Three directors attended the 2003 annual meeting.

PROPOSAL NO. 2:

APPROVAL OF AN AMENDMENT TO

1999 LONG-TERM INCENTIVE PLAN

      The Company’s stockholders are being asked to approve an amendment to the Company’s 1999 Long-Term Incentive Plan. The proposed amendment would increase the maximum number of shares issuable under the Incentive Plan from 3,250,000 to a total of 7,250,000 shares.

      The proposed amendment is intended to ensure that the Company is able to remain competitive and provide sufficient equity incentives to attract and retain highly qualified and experienced employees. The Board of Directors believes that approval of this amendment is in the best interests of Harris Interactive and our stockholders because the availability of an adequate reserve of shares under the Incentive Plan is an important factor in attracting, motivating and retaining qualified officers and employees essential to our success and in aligning their long-term interests with those of the stockholders. If approved, this amendment would represent the first time the number of shares issuable under the Incentive Plan has increased since the 2001 stockholder approved increase. If the proposal is approved, the Compensation Committee intends to issue 500,000 options to Gregory Novak, the President and Chief Operating Officer, pursuant to the terms of his Employment Agreement, and to make a broad-based issuance of up to 1,000,000 additional options to classes of key employees in recognition of service since 2002, the last year in which a general grant of options was made to such employees. The remainder of the options, if approved, would be available for issuance by the Compensation Committee on a periodic basis in the future to attract and retain employees.

Summary of the Provisions of the Incentive Plan

      The following is a summary of the principal features of the Incentive Plan. A copy of the Incentive Plan, including the proposed amendment, is included as Appendix B to this Proxy Statement.

      General. Pursuant to the Incentive Plan, we may grant certain combinations of the following to our employees, officers and non-employee directors, or to the employees, officers and non-employee directors of our subsidiaries:

•	stock options, including both incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the “Code”) and non-qualified stock options;

•	stock appreciation rights;

•	restricted or unrestricted share awards; and

•	performance-based awards.

      As of June 30, 2004, there were outstanding options under the Incentive Plan to purchase an aggregate of 2,890,381 shares, and there were 693,266 shares of Common Stock available for future grants under the Incentive Plan, without taking the proposed share reserve increase into account. As of June 30, 2004, approximately 1,000 employees, 15 officers and 7 non-employee directors of the Company were eligible to participate in the Incentive Plan. After the end of fiscal 2004 and prior to September 20, 2004, the Company issued an additional 261,800 options to its employees and committed to issue an additional 430,000 options to employees of Wirthlin Worldwide, LLC, leaving 1,466 shares remaining available for future issuance under the Long Term Incentive Plan, without taking the proposed share reserve increase into account.

      The Incentive Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee selects the individuals to whom options or other awards are granted and specifies the terms of the awards.

      Incentive Stock Options (ISOs). These options may only be granted to our employees, and may not be exercised more than 10 years after the date of grant. The exercise price must be at least equal to the fair market value of our Common Stock on the date of grant.

      Non-Qualified Stock Options. The term of exercise will be determined by the Compensation Committee.

      Stock Appreciation Rights. These rights may be granted on a free standing or tandem basis. The term of exercise will be determined by the Compensation Committee. These rights generally entitle the holder to receive a payment having an aggregate value equal to the product of the excess of the fair market value over the exercise price per share specified in the grant multiplied by the number of shares specified in the award. Payment by the Company of the amount receivable in respect of the stock appreciation right may be paid in any combination of cash and Common Stock.

      Stock Awards. The Compensation Committee may grant shares of stock or rights to receive shares of stock or their cash equivalent or both, subject to such restrictions, conditions, and contingencies as are set by the Committee.

      Shares Subject to the Incentive Plan. Currently, a maximum of 3,250,000 shares of Common Stock may be issued pursuant to the Incentive Plan. The Board of Directors has amended the Incentive Plan, subject to stockholder approval, to increase the maximum number of shares issuable under the Incentive Plan to 7,250,000 shares. Shares of stock (including rights or options) granted under the Incentive Plan that are forfeited back to the Company because of failure to meet an award contingency are again available for delivery pursuant to new awards under the Incentive Plan. If the exercise price of any option granted under the Incentive Plan is satisfied by tendering shares of stock to the Company, only the number of shares of stock issued net of the shares of stock tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Incentive Plan.

      Change in Control/ Adjustment. The Incentive Plan generally provides that, except as may be provided in individual award agreements, all outstanding awards will become immediately vested and exercisable upon (i) any change of control of a nature that would be required to be reported in a proxy statement in response to Item 6(e) (or comparable successor item) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, (ii) the acquisition of more than 15% of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or (iii) change of the majority of the Board of

Directors of the Company during any two year period unless the election of each new director during the period was approved by at least 75% of the directors still in office who were directors at the beginning of the period. The consummation of any merger or consolidation in which the owners of 75% or more of the Company’s Common Stock immediately prior to the merger or consolidation receive the same percentage ownership in the surviving corporation will not be deemed a change in control for vesting purposes. The number of shares available under the Incentive Plan and the number of shares of Common Stock subject to each outstanding award and, if applicable, the exercise price thereof, shall be adjusted upon the occurrence of, among other things, a stock dividend, stock split and a recapitalization of our Common Stock.

      Termination or Amendment. The Compensation Committee may stop granting awards under the Incentive Plan at any time, and may alter or amend the Plan or any outstanding awards for any purpose which may at the time be permitted by law, or may at any time terminate the Incentive Plan as to any further grants of awards. No amendment, however, can increase the maximum number of shares available under the Plan, change the group of persons eligible to receive awards under the Plan, or extend the time within which awards may be granted, in each case without stockholder approval if such approval is required by law or the requirements of Nasdaq, and without the approval of each affected Plan participant if the amendment, alteration or termination would adversely affect the participant’s rights or obligations under any award made prior to the date of the amendment, alteration or termination. The termination of the Incentive Plan would not affect the validity of any award outstanding on the date of termination.

      Market Value of the Company’s Common Stock. The Company’s common stock that may be issued pursuant to awards granted under the Incentive Plan is listed on the NASDAQ Stock Market under the trading symbol “HPOL”. The Market value of the Company’s common stock based on the average of the high and low sales prices on September 20, 2004 was $6.52 per share.

      Consideration. Any and all grants of awards and issuances of shares of common stock under the Incentive Plan will be in consideration of services performed by the participant for the Company or any of its subsidiaries. The purchase price of common stock acquired pursuant to an option shall be paid either in cash at the time of exercise or by delivery to the Company of shares of the Company’s common stock having a fair market value (determined as of the exercise date) equal to the aggregate purchase price, and the Committee may permit a participant to pay the purchase price by authorizing a third party to sell shares of stock acquired upon exercise of the option and remit a sufficient portion of the sale proceeds to pay the exercise price.

Summary of Federal Income Tax Consequences of the Incentive Plan

      The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of options granted under the Incentive Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      ISOs. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date of grant or within one year following the exercise date will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the exercise date, referred to as a disqualifying disposition, the difference between the fair market value of the shares on the exercise date and the option exercise price, not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized, will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than one year. Generally, for federal income tax purposes, the Company should be able to deduct any ordinary income recognized by the optionee upon the disqualifying disposition of the shares, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if the tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits that may arise with respect to optionees subject to the alternative minimum tax.

      Non-Qualified Stock Options. Options not designated or qualifying as ISOs will be non-qualified stock options. Non-qualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a non-qualified stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, the ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than one year. No tax deduction is available to the Company with respect to the grant of a non-qualified option or the sale of the stock acquired pursuant to that grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a non-qualified option, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

New Plan Benefits

      If the amendments to the Incentive Plan are approved, the Compensation Committee intends to award approximately 1,000,000 of the available shares in the form of options related to performance of employees over the past two fiscal years, during which time no broad-based awards were made to employees. The Committee has not yet identified specific amounts to be awarded to individual employees or classes of employees. The remainder of the shares would be available for grants in the future. However, other than the grant to Mr. Novak, described below, no specific grants to Named Executive Officers, directors or director nominees are contemplated at this time, and therefore it is not possible to determine the benefits or amounts that will be received by or allocated under the Incentive Plan to such persons.

1999 Long-Term Incentive Plan

Name and Position	Dollar Value($)	Number of Units

Gregory T. Novak, President and Chief Operating Officer	(1)	500,000 options

(1)	The exercise price of the stock options will be determined based upon the fair market value on the grant date. Because the grant to Mr. Novak will be made upon approval of the share increase by the Company’s stockholders, the dollar value of such grant cannot be determined at this time.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of the holders of a majority of the shares of our Common Stock present or represented at the meeting is required for the adoption of the amendments to the Incentive Plan. Broker non-votes with respect to this matter will be treated as neither a vote “for” or a vote “against” the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

      The Board of Directors believes that approval of the proposed amendments to the Incentive Plan is in the best interests of the Company and its stockholders.

      THEREFORE, FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN.

PROPOSAL NO. 3:

APPROVAL OF AN AMENDMENT TO

1999 EMPLOYEE STOCK PURCHASE PLAN

      The Company’s stockholders are being asked to approve an amendment to the Company’s 1999 Employee Stock Purchase Plan. The proposed amendment would amend Section 13 of the Purchase Plan to increase the maximum number of shares issuable under the Purchase Plan from 500,000 to a total of 1,000,000 shares.

      The proposed amendment is intended to ensure that the Company is able to remain competitive and provide sufficient equity incentives to attract and retain highly-qualified and experienced employees. The Board of Directors believes that approval of this amendment is in the best interests of Harris Interactive and our stockholders because the availability of an adequate reserve of shares under the Purchase Plan is an important factor in attracting, motivating and retaining qualified officers and employees essential to our success and in aligning their long-term interests with those of the stockholders. If approved, this amendment would represent the first time the number of shares issuable under the plan has increased since the Plan was first established in 1999.

Summary of the Provisions of the Purchase Plan

      The following is a summary of the principal features of the Purchase Plan. A copy of the Purchase Plan, including the proposed amendment, is included as Appendix C to this Proxy Statement.

      General. Pursuant to the Purchase Plan, employees of the Company and its subsidiaries may acquire stock ownership interests in the Company. Employees use payroll deductions to acquire shares of the Company’s common stock under the Purchase Plan. The Purchase Plan is administered by our Board of Directors.

      As of June 30, 2004, 444,720 shares have been purchased under the Purchase Plan and 55,280 shares remain available for purchase under the Purchase Plan, without taking the proposed share reserve increase into account.

      Eligibility. All individuals who are employees of the Company for tax purposes and whose customary employment with the Company is at least 20 hours per week and more than five months in any calendar year are eligible to participate in the Purchase Plan beginning on the first enrollment date under the plan after satisfying the eligibility requirements. However, an employee is not eligible to participate in the Purchase Plan if (i) immediately after a purchase under the plan, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company (or ownership of such stock would be attributed to the employee), including for purposes of this calculation any stock that the employee may be entitled to purchase under all outstanding options, or (ii) the employee’s rights to purchase stock under all employee stock purchase plans of the Company and any of its subsidiaries accrues at a rate of more than $25,000 worth of stock for each calendar year in which such right is outstanding at any time. As of July 1, 2004, the most recent enrollment date under the Purchase Plan, approximately 625 of the Company’s employees were eligible to participate in the Purchase Plan.

      Participation in the Purchase Plan. Eligible employees may participate in the Purchase Plan by filing a subscription agreement and payroll deduction authorization with the Company. A participant may not withdraw from the Purchase Plan during any particular offering period but may withdraw with respect to future offering periods.

      Option Grants and Purchase of Shares. A participant may elect to make purchases through payroll deductions of up to 10% of his or her base compensation. Base compensation for purposes of the Purchase Plan generally includes all base straight time gross earnings and commissions, but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. All payroll deductions must be in increments of 1% of base compensation.

      On the first day of each six-month offering period under the Purchase Plan (the “grant date”), participants are granted an option to purchase at the applicable purchase price up to the number of shares of the Company’s common stock that is equal to (i) the participant’s payroll deductions accumulated prior to the exercise date divided by (ii) the applicable purchase price. The option will be exercised automatically on the last day of the offering period, June 30 and December 31 of each year (the “exercise date”). A participant may not purchase more than 5,000 shares of the Company’s common stock during any particular offering period. No fractional shares will be issued; any payroll deductions not sufficient to purchase a full share will be retained in the participant’s account for the next offering period unless the participant terminates participation in the Purchase Plan prior to such period. Any other monies left in a participant’s account after the applicable exercise date will be returned to the participant.

      Purchase Price. The purchase price per share at which shares are purchased under the Purchase Plan is an amount equal to 85% of the fair market value of a share of common stock on the applicable grant date or exercise date, whichever is lower.

      Termination of Employment. An employee’s participation in the Purchase Plan will be terminated when the employee (i) ceases to be employed by the Company or its subsidiaries for any reason, or (ii) otherwise ceases to meet the eligibility requirements. Upon a termination of an employee’s participation in the plan, the payroll deductions credited to his or her account during the offering period but not yet used to exercise his or her option to purchase shares will be returned to the participant or, in the case of his or her death, to the person or persons entitled thereto.

      Transferability. Neither payroll deductions credited to a participant’s account nor any rights relating to the exercise of an option or to receive shares under the Purchase Plan may be transferred in any way (other than by will or by the laws of descent and distribution to the extent provided by the Purchase Plan). During a participant’s lifetime, an option to purchase shares under the plan is exercisable only by him or her.

      Administration The Board of Directors administers the Purchase Plan. The Board of Directors has discretionary authority to interpret the plan, determine eligibility and adjudicate disputes under the plan.

      Change in Control/ Adjustment. The Purchase Plan generally provides that, subject to any necessary stockholder approval, the maximum number of shares a participant may be entitled to purchase during a particular offering period, as well as the purchase price and number of shares covered by a particular option, will be adjusted to reflect any increase or decrease in the number of issued and outstanding shares of the Company’s common stock resulting from a stock split, reverse stock split, stock dividend, or similar event. The Purchase Plan further generally provides that in the event of a proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action unless otherwise provided by the Board, and each participant will have the right to exercise in full his or her option to purchase shares to the extent of his or her accrued payroll deductions to date. In the event of a merger or proposed sale of all or substantially all of the assets of the Company, outstanding options will be assumed or substituted by the successor company, but if the successor company refuses to do so, each participant will have the right to exercise in full his or her option to purchase shares to the extent of his or her accrued payroll deductions to date.

      Duration, Amendment and Termination. The Board of Directors may terminate or amend the Purchase Plan at any time. No such termination may affect options previous granted, except that the Board may terminate an offering period on any exercise date if the Board determines that termination of the Purchase Plan is in the best interests of the Company and its stockholders. The Board may make certain changes to the Purchase Plan without stockholder approval, including among others limiting the frequency or number of payroll deduction rate changes that may be made by participants during an offering period, establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, and establishing such other limitations or procedures as the Board deems advisable in its sole discretion and which are consistent with the terms of the Purchase Plan. The Board will seek stockholder approval of amendments to the Purchase Plan to the extent required by applicable law or stock exchange rule.

Summary of Federal Income Tax Consequences of the Purchase Plan

      The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. A participant will not have income upon enrolling in the Purchase Plan or upon purchasing stock at then end of an offering period.

      A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the Purchase Plan. The amount of each type of income and loss will depend on when the participant sells the stock.

      If the participant sells the stock at a profit (the sales proceeds exceed the option purchase price) more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date on which the participant purchased the stock, then the participant will have compensation income equal to the lesser of: (i) the excess of the fair market value of the stock on the grant date over the option purchase price; and (ii) the participant’s profit. Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (the sales proceeds are less than the option purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

      If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the fair market value of the stock on the day he or she purchased the stock less the option purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short term.

      There will be no tax consequences to Harris Interactive except that it will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to Section 162(m) of the Code.

New Plan Benefits

      The benefits to be received by the Company’s executive officers and employees under the Purchase Plan are not determinable because, under the terms of the Purchase Plan, the amounts of future stock purchases are based on elections made by participants. Future purchase prices are not determinable because they are based on the fair market value of the Company’s common stock. No purchase rights have been granted, and no shares have been issued, with respect to the 500,000 share increase for which stockholder approval is being sought.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of the holders of a majority of the shares of our Common Stock present or represented at the meeting is required for the adoption of the amendment to the Purchase Plan. Broker non-votes with respect to this matter will be treated as neither a vote “for” or a vote “against” the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

      The Board of Directors believes that approval of the proposed amendment to the Purchase Plan is in the best interests of the Company and its stockholders.

      THEREFORE, FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE PURCHASE PLAN.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER MATTERS

Executive Compensation

      The following table sets forth information concerning the compensation paid by Harris Interactive for each of the fiscal years ended June 30, 2004, 2003 and 2002 to (i) Harris Interactive’s Chief Executive Officer, (ii) the four other most highly compensated individuals (based on total salary and bonus for the last completed fiscal year) who were serving as executive officers at the end of the fiscal year ended June 30, 2004, and (iii) individuals who would be classified as one of the four other most highly compensated individuals but for the fact that the individual was not serving as an executive officer of the registrant at June 30, 2004. These individuals are referred to as the “Named Executive Officers”.

Summary Compensation Table(1)

					Long-Term
					Compensation
					Awards
		Annual Compensation(1)
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Compensation($)	Options(7)	Compensation($)

Robert E. Knapp	2004	206,769	62,500	—	1,031,250	1,750
Vice Chairman and Chief	2003	—	—	—	—	—
Executive Officer(2)	2002	—	—	—	—	—
Gordon S. Black	2004	377,157	56,900	—	28,450	11,020
Executive Chairman(3)	2003	303,615	110,000	—	—	11,030
	2002	300,000	—	—	—	8,120
Leonard R. Bayer	2004	329,619	48,750	—	24,375	4,259
Executive Vice President and	2003	279,529	80,000	—	—	4,876
Chief Scientist(4)	2002	256,000	—	—	—	2,505
Gregory T. Novak	2004	285,184	151,913	—	113,855	3,000
President and Chief	2003	233,099	45,150	—	50,000	3,750
Operating Officer(5)	2002	200,000	49,310	—	—	1,500
Arthur E. Coles	2004	232,595	93,780	—	5,210	—
Group President, Healthcare and	2003	200,000	30,000	—	30,000	—
Policy Research	2002	200,000	26,000	—	—	—
Albert A. Angrisani(6)	2004	303,069	56,900	82,750	28,450	3,000
	2003	241,812	110,000	80,682	—	3,000
	2002	214,442	1,250,000	—	500,000	5,500

(1)	In accordance with SEC rules, the compensation described in this table does not include group life, health and medical insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of Harris Interactive, and, except as expressly noted, certain perquisites and other personal benefits, securities or property received by the Named Executive Officers that do not exceed (in the aggregate) the lesser of $50,000 or 10% of any such executive officer’s total salary and bonus disclosed in this table.

(2)	Effective January 26, 2004, Mr. Knapp joined the Company as Vice Chairman and Chief Executive Officer. Amounts shown as “All Other Compensation” for Mr. Knapp represent the dollar value of insurance premiums paid by the Company with respect to life insurance for the benefit of Mr. Knapp.

(3)	Dr. Black was the founder of the Company and prior to January 26, 2004 served as Chief Executive Officer. Dr. Black continues to serve as Executive Chairman. Amounts shown as “All Other Compensation” for Dr. Black represent the dollar value of insurance premiums paid by the Company and the Company’s match on contributions to Dr. Black’s 401(k) plan. The dollar value of insurance premiums paid by the Company during fiscal years 2004, 2003 and 2002 with respect to life insurance for the benefit of Dr. Black amounted to $8,020, $7,280 and $6,620, respectively. The Company’s match on Dr. Black’s contributions to his 401(k) plan for fiscal 2004, 2003 and 2002 amounted to $3,000, $3,750 and $1,500, respectively.

(4)	The amounts shown as “All Other Compensation” for Mr. Bayer represents the dollar value of insurance premiums paid by the Company and the Company’s match on contributions to Mr. Bayer’s 401(k) plan. The dollar value of insurance premiums paid by the Company during fiscal years 2004, 2003 and 2002 with respect to life insurance for the benefit of Mr. Bayer amounted to $1,259, $1,126 and $1,005, respectively. The Company’s match on Mr. Bayer’s contributions to his 401(k) plan for fiscal 2004, 2003 and 2002 amounted to $3,000, $3,750 and $1,500, respectively.

(5)	Effective April 2, 2004, Mr. Novak became President and Chief Operating Officer of the Company. Prior to that date, Mr. Novak served as President, U.S. Operations of the Company starting in July 1, 2003 and prior to that date he served as Group President, Strategic Marketing and Business and Consumer Research Division of the Company. Amounts shown as “All Other Compensation” for Mr. Novak represent the Company’s match on contributions to his 401(k) plan during the fiscal year indicated.

(6)	Effective April 2, 2004, Mr. Angrisani resigned as President, Chief Operating Officer, and Director of the Company. The amounts shown as “Other Annual Compensation” for Mr. Angrisani for fiscal 2004 and 2003 include payments of $70,750 and $68,682, respectively, made in connection with the maintenance of an apartment in New York City. Amounts shown as “All Other Compensation” for Mr. Angrisani represent the Company’s match on contributions to his 401(k) plan during the fiscal year indicated.

(7)	Includes securities underlying options granted to each of the Named Executive Officers by the Compensation Committee in July 2004 in lieu of a portion of their fiscal 2004 cash bonuses. See the Compensation Committee Report on Executive Compensation for further detail.

Grants of Stock Options

      The following table contains information concerning stock options granted during the fiscal year ended June 30, 2004 to the Named Executive Officers. Harris Interactive has never granted stock appreciation rights or shares of restricted or other stock to officers or employees, and no stock appreciation rights or shares of restricted or other stock were granted to the Named Executive Officers during the last completed fiscal year.

Option Grants in Last Fiscal Year

Individual Grant
Potential Realizable
		% of Total			Value at Assumed
	Number of	Options			Annual Rates of
	Securities	Granted to			Stock Price Appreciation
	Underlying	Employees in	Exercise Price		for Option Term(3)
	Options	Fiscal	Per	Expiration
Name	Granted(#)(1)	Year 2003(2)	Share($/sh)	Date	5%($)	10%($)

Robert E. Knapp(4)	1,000,000	64%	$8.96	1/25/14	$5,634,896	$14,279,932
Gregory T. Novak	100,000	6%	$7.50	10/31/13	$471,671	$1,195,307

(1)	Does not include an aggregate of 131,590 securities underlying options granted to the Named Executive Officers in lieu of a portion of their fiscal 2004 cash bonuses because such grants were made in July 2004, after the end of fiscal year 2004.

(2)	Based on an aggregate of 1,569,500 options granted in the fiscal year ended June 30, 2004 to all employees of Harris Interactive, including Messrs. Knapp and Novak.

(3)	The potential realizable value is calculated based on the term of the option and illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming that the market price of Harris Interactive common stock appreciates in value at the specified annual compounded rates of 5% and 10% per share from the date of grant to the end of the option term. These amounts do not represent the Company’s estimate of future stock prices. Actual realizable values, if any, on stock option exercises are dependent upon a number of factors, including the future performance of shares of Harris Interactive’s common stock and the timing of option exercises, as well as the optionee’s continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(4)	The options granted to Mr. Knapp were not granted under Harris Interactive’s Long-Term Incentive Plan, but are subject to terms consistent with the terms of such plan, including vesting and exercise provisions. The options were granted at an exercise price equal to the fair market value of Harris Interactive’s common stock on the date of grant.

Stock Option Exercises and Values for Fiscal 2004

      The following table provides information with respect to the Named Executive Officers concerning the number and value of all options exercised during the last completed fiscal year and the number and value of all unexercised options held at June 30, 2004. The value of “in-the-money” options refers to options having an exercise price that is less than the fair market value of Harris Interactive’s common stock at June 30, 2004.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End(#)		at Fiscal Year End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized(1)	Exercisable(2)	Unexercisable	Exercisable	Unexercisable

Robert E. Knapp	—	—	—	1,000,000	—	—
Gordon S. Black	—	—	—	—	—	—
Leonard R. Bayer	—	—	—	—	—	—
Gregory T. Novak	—	—	39,875	128,125	192,343	120,938
Arthur E. Coles	103,500	572,997	625	16,875	2,688	72,563
Albert A. Angrisani	525,460	2,780,743	430,556	69,444	2,031,240	327,083

(1)	Represents the difference between the exercise prices of the stock options and the fair market value of $6.72 per share, which was the last reported sale price per share of Harris Interactive common stock on June 30, 2004, the last trading day of the fiscal year ended June 30, 2004.

(2)	Does not include an aggregate of 131,590 securities underlying options granted to the Named Executive Officers in lieu of a portion of their fiscal 2004 cash bonuses because such grants were made in July 2004, after the end of fiscal year 2004.

Compensation of Directors

      Fees Paid to Directors. Members of the Board of Directors who are not employees of Harris Interactive or any subsidiary of Harris Interactive (“Non-Employee Directors”), are paid an annual retainer fee on a calendar year basis in consideration of their service. Mr. George Bell, Mr. David Brodsky, Mr. Stephen D. Harlan, Mr. James R. Riedman, Mr. Subrata K. Sen, Mr. Howard L. Shecter, and Mr. Antoine G. Treuille are Non-Employee Directors. For calendar year 2003, Non-Employee Directors were each paid an annual retainer fee of $15,000, and for calendar year 2004, Non-Employee Directors were each paid an annual retainer fee of $37,500. Each Non-Employee Director receives an additional $5,000 for each standing committee of the Board of Directors for which he serves as chairman, and the Lead Director receives $10,000 for his service in such capacity. Members of the Board of Directors are not paid additional compensation for their participation in other special assignments in their capacities as directors. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board of Directors meetings and meetings of Committees of the Board of Directors.

      Equity Compensation for Directors. In addition to the fees described above, Non-Employee Directors receive grants of non-qualified stock options for their service in certain capacities on a calendar year basis. Beginning in calendar year 2004, Non-Employee Directors receive 15,000 non-qualified stock options per calendar year. Each Non-Employee Director receives an additional 5,000 options for each standing committee of the Board of Directors for which he serves as chairman, and the Lead Director receives 10,000 options for his service in such capacity. The following table contains information concerning non-qualified stock options granted during the fiscal year ended June 30, 2004 to Non-Employee Directors.

			Exercise Price
		Option Grants in	Per Share
Non-Employee Director	Date	Fiscal 2004	($/share)

Mr. David Brodsky	December 1, 2003	15,000	$6.90
Mr. James R. Riedman	December 1, 2003	15,000	$6.90
	January 28, 2004	5,000	$8.05
Mr. Howard L. Shecter	December 1, 2003	15,000	$6.90
Mr. George Bell	January 1, 2004	15,000	$8.30
Mr. Stephen D. Harlan	January 2, 2004	15,000	$8.30
	January 28, 2004	5,000	$8.05
Mr. Subrata K. Sen	January 3, 2004	15,000	$8.30
	January 28, 2004	5,000	$8.05
Mr. Antoine G. Treuille	January 7, 2004	15,000	$8.10

      Each of the above noted stock option grants to directors were issued at the fair market value of Harris Interactive common stock on the date of grant. The options vest and become exercisable ratably over 36 consecutive months (1/36th per month), beginning one month from the date of grant; therefore, certain of these options vested during fiscal year 2004. The options terminate when the director ceases to be a member of the Board of Directors (if the director’s term ends, if the director resigns, or for any other reason), one year after the director ceases to be a member of the Board of Directors because of death or permanent disability, or immediately if the director competes with Harris Interactive.

Employment Contracts, Severance and Change-of-Control Arrangements

      Albert A. Angrisani. From November 1, 2001 through April 1, 2004, the Company employed Albert A. Angrisani as President and Chief Operating Officer. Pursuant to Mr. Angrisani’s amended and restated employment agreement, dated as of March 31, 2004 and effective as of April 1, 2004, Mr. Angrisani resigned as President and Chief Operating Officer of the Company and as a member of the Board of Directors, and agreed to continue as an employee of the Company, reporting to the Board of Directors and performing such duties and having such authority as the Lead Director of the Board of Directors may specify from time to time in writing. The term of Mr. Angrisani’s employment under his amended and restated employment agreement will automatically terminate on the earlier to occur of (1) January 15, 2005 and (2) Mr. Angrisani’s death, unless earlier terminated by either party in accordance with the agreement.

      Under the terms of Mr. Angrisani’s amended and restated employment agreement, he is entitled to receive, among other things:

•	a base salary of $375,000 per year, subject to increase in the event that the Lead Director requests Mr. Angrisani to perform additional services related to acquisitions as provided in the agreement;

•	an annual performance bonus under the incentive bonus plan for senior executives for the Company’s fiscal year ended June 30, 2004, equal to 17.5% of the bonus pool for fiscal 2004;

•	if Mr. Angrisani performs certain services related to acquisitions if requested by the Lead Director of the Board of Directors, a performance bonus for fiscal 2005 in an amount to be agreed upon by Mr. Angrisani and the Company;

•	an additional incentive bonus of $134,600 contingent upon Mr. Angrisani’s performance of his obligations under the agreement through and including January 15, 2005, payable on January 30, 2005;

•	a grant on November 1, 2001 of options to purchase 500,000 shares of Harris Interactive’s common stock under the Harris Interactive Long-Term Incentive Plan, which options vest and become exercisable one-thirty-sixth (1/36th) at the end of each month during the term of his employment, beginning November 30, 2001 and continuing through October 31, 2004;

•	reimbursement of any excise taxes payable by Mr. Angrisani by reason of receiving excess parachute payments under his employment agreement, and payment of a “gross-up” amount necessary to offset any and all applicable federal, state and local excise, income or other taxes incurred by Mr. Angrisani by reason of Harris Interactive’s payment of the excise taxes otherwise payable by Mr. Angrisani; and

•	vacation, automobile allowance, expense reimbursements and other employee benefits commensurate with those provided by Harris Interactive to its senior executives generally.

      Pursuant to Mr. Angrisani’s employment agreement, if Mr. Angrisani’s employment is terminated upon his death, he is entitled to payment of salary, performance bonus and benefits accrued prior to termination. If Mr. Angrisani’s employment is terminated by the Company for “cause” or by Mr. Angrisani without “good reason”, each as defined in his agreement, he is entitled to payment of salary and benefits accrued prior to termination. If Mr. Angrisani terminates his employment for “good reason”, as defined in his agreement, before January 15, 2005, he will continue to receive salary, performance bonus and health benefits at his then-current level (or, under certain circumstances, the economic equivalent thereof) through and including January 15, 2005, plus any additional incentive bonus to which he may be entitled as described above.

      Upon a change in control of the Company, Mr. Angrisani’s employment agreement will continue in effect, and he will immediately be entitled to receive the additional incentive bonus described above and all stock options granted to him will be fully vested. Additionally, Mr. Angrisani is subject to certain non-competition, non-solicitation and confidentiality covenants contained in his employment agreement.

      Leonard R. Bayer. The Company entered into an employment agreement with Leonard Bayer, Chief Scientist of the Company, effective as of July 1, 2003. The initial term of Mr. Bayer’s employment agreement expires on June 30, 2005, however, the agreement will automatically be renewed for additional one-year terms unless either Mr. Bayer or Harris Interactive gives six months notice of termination prior to the expiration of the initial term. The terms of Mr. Bayer’s employment agreement include, among other things:

•	a base salary of $330,000 per year for fiscal year 2004, and $350,000 per year thereafter, subject to review and adjustment by the Board of Directors;

•	an annual performance bonus set by the Compensation Committee of the Board of Directors, using the same criteria and tier used to set the bonus for the Chief Executive Officer and Chief Operating Officer of the Company;

•	vacation, automobile allowance, expense reimbursement and other employee benefits commensurate with those provided by Harris Interactive to its senior executives generally, plus reimbursement of certain attorney’s fees and expenses in connection with negotiation of his employment agreement;

•	a $250,000 term life insurance policy, at a cost no greater than the premium in effect on July 1, 2003; and

•	a one-time payment of $500,000, payable upon termination by either party in consideration of Mr. Bayer’s agreement to be bound by non-competition, non-solicitation and confidentiality covenants.

      Pursuant to Mr. Bayer’s employment agreement, if Mr. Bayer’s employment is terminated under certain qualifying circumstances, he is entitled to receive certain payments and benefits (in addition to the non-compete payment referred to above), including a severance payment equal to his salary, bonus and benefits accrued prior to termination, plus his unpaid salary and performance bonus for the remainder of his employment term. If Mr. Bayer’s employment agreement is terminated for death, disability or cause, or he terminates his employment without “good reason,” he is only entitled to payment of salary, bonus and benefits accrued prior to termination (plus the non-compete payment referred to above). Mr. Bayer’s employment agreement will continue in the event of a change in control of the Company.

      Gordon S. Black. From July 1975 through January 25, 2004, the Company employed Dr. Gordon S. Black as Chairman and Chief Executive Officer. Dr. Black resigned as Chairman and Chief Executive Officer of the Company effective as of January 26, 2004, and agreed to continue as Executive Chairman and member of the Board of Directors.

      The Company entered into an employment agreement with Dr. Black effective as of December 16, 2002, and an amendment to that employment agreement, effective as of July 1, 2003 and expiring on December 31, 2004. The terms of Dr. Black’s employment agreement as so amended include, among other things:

•	a base salary of $375,000, subject to review and adjustment by the Board of Directors;

•	an annual performance bonus set by the Compensation Committee of the Board of Directors, with a target bonus of at least $50,000 more than the cash bonus paid to him for fiscal year 2003, based on performance standards relating to Harris Interactive’s revenue and operating income;

•	vacation, automobile allowance, expense reimbursement and other employee benefits commensurate with those provided by Harris Interactive to its senior executives generally, plus reimbursement of certain attorney’s fees and expenses in connection with negotiation of his employment agreement;

•	a $300,000 whole life insurance policy and $1,000,000 term life insurance policy owned by the Company and for which the Company is the beneficiary, which Dr. Black may elect to have transferred to him upon termination of his employment, provided that prior to such transfer the Company shall be entitled to receive the cash value of those policies and after such transfer the Company will have no further obligation to pay any premiums or other amounts related thereto; and

•	payment of $750,000, in 24 equal monthly installments following termination (unless his employment is terminated by the Company for cause or by Dr. Black without “good reason”) in consideration of Dr. Black’s agreement to be bound by non-competition, non-solicitation and confidentiality covenants.

      Pursuant to Dr. Black’s employment agreement, if Dr. Black’s employment is terminated under qualifying circumstances, he is entitled to receive certain payments and benefits (in addition to the non-compete payment referred to above), including a severance payment equal to his salary, bonus and benefits accrued prior to termination, plus his unpaid salary, bonus, and benefits for the remainder of his employment term, and health benefits at his then-current level through his 65th birthday. If Dr. Black’s employment is terminated upon his death or for cause, or he terminates his employment without “good reason” he is entitled only to payment of salary, bonus and benefits accrued prior to termination. If his employment is terminated by the Company in connection with his disability, Dr. Black is entitled to receive his salary, bonus and benefits accrued prior to termination, plus disability payments during the rest of his term pursuant to the Company’s disability insurance policies, the non-compete payment referred to above (but reduced by the amount of disability benefits paid to him), health benefits at his then-current level until his 65th birthday, plus his other benefits available under the employment agreement through the end of his employment term. Upon a change in control of the Company, Dr. Black’s employment agreement will continue in effect, the full amount of his non-compete payment will be due in a lump sum payment, and he will be entitled to continue to receive health benefits at his then-current level until his 65th birthday. In addition to the benefits described in his employment agreement, the Company pays premiums on a $1,000,000 life insurance policy maintained for the benefit of Dr. Black, and premiums for such policy are treated as income to Dr. Black.

      Robert E. Knapp. The Company entered into an employment agreement with Robert E. Knapp on December 31, 2003, effective as of January 26, 2004, pursuant to which Mr. Knapp became the Vice Chairman and Chief Executive Officer of the Company. Mr. Knapp’s employment agreement will automatically terminate on the earlier to occur of (1) December 31, 2007 (or such later date as the parties mutually agree) or (2) Mr. Knapp’s death, unless earlier terminated in accordance with the terms of the agreement. The terms of Mr. Knapp’s employment agreement include, among other things:

•	a base salary of $500,000 per year, or such higher base salary as may be approved by the Board of Directors;

•	commencing with fiscal 2005, an annual performance bonus set by the Compensation Committee of the Board of Directors, with a target bonus of at least $250,000, based upon performance standards relating to financial targets;

•	vacation, automobile allowance, expense reimbursement and other employee benefits commensurate with those provided by the Company to its senior executives generally, plus reimbursement of ,certain attorney’s fees and expenses in connection with negotiation of his employment agreement;

•	a term life insurance policy in the amount of $2,000,000;

•	reimbursement of expenses associated with Mr. Knapp’s maintaining an apartment in Rochester, New York at a reasonable monthly rental expense or reasonable hotel expenses; or, if Knapp and the Company’s Board of Directors mutually agree that Knapp should relocate his principal residence to Rochester, reasonable and customary relocation expenses including moving costs, brokerage commissions and closing costs;

•	a one-time signing bonus of $125,000, which was payable on June 30, 2004, provided, however, Mr. Knapp later agreed that such bonus would be paid one-half in cash and one-half in the form of 31,250 fully vested stock options with an exercise price of $6.27 per share; and

•	a grant of stock options, effective January 26, 2004, to purchase 1,000,000 shares of the Company’s common stock, subject to the following vesting provisions: 25% of such options vest on January 26, 2005, and the balance vest at a rate of 1/36 per month over the next 36 months (except that all unvested options will immediately vest upon the occurrence of a change in control, and no unvested options will vest following Mr. Knapp’s disability or a termination of his employment).

      In the event of Mr. Knapp’s “disability”, as defined in his agreement, until the earlier of the date that is 15 months after the disability date and his termination date, he will be entitled to receive, in addition to any payments he is receiving under the Company’s disability insurance policies, an amount equal to the difference between such payments and his base salary. Beginning in fiscal 2005, if Mr. Knapp is entitled to a performance bonus for the fiscal year in which a disability occurs, he will receive a prorated amount for the period up to his disability date. Mr. Knapp will continue to participate in certain employee benefit plans and programs of the Company following his disability to the extent set forth in his agreement, but his right to certain other employee benefits, relocation expense reimbursements, and change in control payments will cease upon his disability.

      Upon the occurrence of a change in control, Mr. Knapp’s performance bonus and other benefits may be modified to make them consistent with the bonus program and benefits maintained by the acquiring person, provided that the amount of the target and additional bonus for which Knapp is eligible is not decreased and his ability to earn the bonus is not materially impaired. Additionally, if Mr. Knapp’s employment is terminated under certain qualifying circumstances in connection with or within 15 months after a change in control, in lieu of further payments or benefits under his employment agreement (other than with respect to vesting of his stock options), Mr. Knapp will be entitled to a lump sum payment of $1,250,000, and in consideration of his continuing obligations with respect to non-competition, non-solicitation and confidentiality, he will be entitled to an additional lump sum payment of $1,000,000. Mr. Knapp is also entitled to reimbursement of any excise taxes payable by him with respect to any amounts received in connection with a change in control that constitute excess parachute payments, and a “gross-up” payment if necessary to offset any and all applicable federal, state and local excise, income or other taxes incurred by Mr. Knapp as a result of Harris Interactive’s payment of such excise taxes.

      Mr. Knapp’s employment is terminable by either the Company or Mr. Knapp at any time. If Mr. Knapp’s employment is terminated by the Company without “cause” or by Mr. Knapp for “good reason”, each as defined in his employment agreement, Mr. Knapp will be entitled to an aggregate payment of $1,000,000, payable in 15 equal monthly installments, continued coverage under the Company’s health insurance plans for a period of 18 months following termination (or reimbursement of expenses, if continued coverage is unavailable), and all amounts accrued but unpaid under his employment agreement (including bonus payments relating to fiscal years prior to the fiscal year during which the termination occurred).

      If Mr. Knapp’s employment is terminated by the Company for “cause” or by Mr. Knapp without “good reason”, Mr. Knapp will be entitled to all amounts accrued but unpaid under his employment agreement (including bonus payments relating to fiscal years prior to the fiscal year during which the termination occurred).

      Additionally, Mr. Knapp is subject to certain non-competition, non-solicitation and confidentiality covenants contained in his employment agreement.

      Gregory T. Novak. Gregory T. Novak became President and Chief Operating Officer of the Company pursuant to an employment agreement dated as of April 1, 2004, which amended, restated and superseded in its entirety Mr. Novak’s employment agreement dated as of November 7, 2003, pursuant to which he had been employed as President, U.S. Operations of the Company. Mr. Novak’s employment will automatically terminate on the earlier to occur of (1) June 30, 2005 (subject to renewal as described below) or (2) Mr. Novak’s death, unless his employment is earlier terminated by either party in accordance with the terms of his employment agreement. On June 30, 2005 and each June 30 thereafter, Mr. Novak’s employment will be automatically extended for an additional successive one year terms, unless either Mr. Novak or the Company gives the other at least three months written notice of nonrenewal. The terms of Mr. Novak’s employment agreement include, among other things:

•	a base salary of $368,000 per year, subject to increase by the Compensation Committee of the Board of Directors;

•	an annual performance bonus determined by the Compensation Committee of the Board of Directors based upon performance guidelines established for executive officers of the Company, with a target bonus for fiscal 2004 of $100,000 and a target bonus for fiscal 2005 of $150,000, provided that the performance guidelines are met;

•	vacation, expense reimbursement and other employee benefits commensurate with those provided by the Company to its senior executives generally; and

•	subject to stockholder approval of an increase in the number of shares available for issuance under the Company’s Long-Term Incentive Plan, a grant of options to purchase 500,000 shares of the Company’s common stock, which options will vest as follows: 25% on March 30, 2005, and 1/48 as of the last day of each of the following 36 months.

      The Company may terminate Mr. Novak’s employment at any time. Upon any termination of Mr. Novak’s employment by reason of his death or permanent disability, or by the Company for “cause” or by Mr. Novak without “good reason”, each as defined in his employment agreement, he will be entitled to payment of accrued and unpaid salary, bonus and benefits (not including any bonus if termination occurs during the first six months of a fiscal year but including a prorated portion of any performance bonus earned with respect to the fiscal year during which termination occurs if termination occurs during the last six months of such fiscal year). If the Company terminates Mr. Novak’s employment other than as set forth in the preceding sentence or if Mr. Novak terminates his employment for “good reason”, he will be entitled to accrued but unpaid salary, bonus and benefits (including a prorated portion of any performance bonus earned with respect to the fiscal year during which termination occurs based upon annualized completed results), continued payment of his salary through and including the first anniversary of his termination, and continued participation in the Company’s employee benefit programs at this then-current level (or the economic equivalent, if such benefits are not available) through and including the first anniversary of his termination. If Mr. Novak’s employment is terminated because the Company decides not to renew his employment as of any June 30 as described above, he will be entitled to accrued but unpaid salary, bonus and benefits, plus continued payment of his salary through and including the first anniversary of his termination, but if Mr. Novak’s employment is terminated because he decides not to renew his employment as of any June 30, he will only be entitled to accrued but unpaid salary, bonus and benefits. If Mr. Novak’s employment is terminated under certain circumstances during the one-year period following a change of control, in addition to the payments and benefits described above, he will also receive reimbursement for six months of out-placement services.

      Additionally, Mr. Novak is subject to certain non-competition, non-solicitation and confidentiality covenants contained in his employment agreement.

Change in Control Agreements

      The Company is a party to a change in control agreement with certain officers and key personnel of the Company, including Arthur E. Coles, a Named Executive Officer. The change in control agreements provide that if during the first year after a change in control of the Company the employee’s employment is terminated by the Company (or any successor) other than for cause, or by the employee for good reason, the employee will be entitled to receive a severance payment equal to:

•	for one year following termination, the employee’s base salary (at the rate in effect just before the change in control),

•	the average annual value of the employee’s annual bonus (calculated based on the bonus paid during the immediately preceding two fiscal years), plus

•	six months out-placement benefits.

      If employment is terminated by the employee for good reason, the above severance payment will be paid in a lump sum; otherwise, it will be paid in bi-weekly installments consistent with the Company’s prior compensation practices. In addition, for the one year period following termination, the Company (or any successor) will also provide the employee with health benefits equivalent to those the employee received immediately before the change in control (or will reimburse the employee’s out-of-pocket expenses in obtaining such insurance if not available under Harris’ and the successors employer’s plans). The employee also agrees to be bound by certain non-compete, non-solicitation and confidentiality provisions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      During the fiscal year ended June 30, 2004, Mr. George Bell, Mr. Antoine G. Treuille and Mr. Howard L. Shecter served as members of the Compensation Committee of Harris Interactive’s Board of Directors. Messrs. James R. Riedman and David Brodsky also served on the Compensation Committee for a portion of fiscal 2004, as did Mr. Thomas D. Berman until his resignation from the Board of Directors in November 2003. None of the current or former members of the Compensation Committee is or has been an officer or employee of Harris Interactive or any of its subsidiaries. No interlocking relationship existed during the last completed fiscal year between Harris Interactive’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The information contained in this Compensation Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act as amended, except to the extent Harris Interactive specifically incorporates it by reference.

      The goals of Harris Interactive’s compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation that is competitive in the industry, to motivate executives to achieve Harris Interactive’s business objectives and to align the interests of its executive officers with the long-term interests of its stockholders. Harris Interactive currently uses salary, cash bonuses, stock options, executive benefits, and participation in benefit plans and programs generally available to all Harris Interactive employees to meet these goals.

Forms of Compensation

      In setting total compensation, the Compensation Committee of the Board of Directors considers individual performance and the performance of Harris Interactive, as well as market information regarding compensation paid by other companies in the market research industry.

      Base Salary. Harris Interactive provides a base salary and benefits package that is intended to be competitive within the industry. Salaries for executive officers are initially set based on negotiation with individual executive officers and with reference to salaries for comparable positions for individuals of similar education and background to the executive officers. Harris Interactive also gives consideration to the individual’s experience, reputation in his or her industry, and expected contributions to the Company. The Compensation Committee reviews and recommends to the independent directors for approval compensation of the Chief Executive Officer, and reviews and approves management’s recommendation as to the salaries of all other executive officers and key personnel of the Company, which are subject to adjustments based on (i) the Compensation Committee’s determination that the individual’s level of contribution to Harris Interactive has changed since his or her salary had last been reviewed, and (ii) increases in competitive pay levels.

      Cash Bonuses. Under the terms of their employment agreements and other arrangements with the Company, certain of the Company’s executive officers are eligible for an annual bonus based on performance standards relating to Harris Interactive’s revenue and operating income for the year. Bonus payments to executive officers are determined by the Compensation Committee.

      For fiscal 2004, the Compensation Committee adopted a senior executive bonus plan which established a senior executive bonus pool equal to $1,000,000 if the Company achieved pre-tax fiscal 2004 earnings of at least $14,000,000 after payment of senior executive bonuses, plus 50% of such earnings in excess of $14,000,000 million. The plan assigned to each executive officer a percentage of the final bonus pool. The Compensation Committee amended the plan in July, 2004 to provide that 50% of the bonus payable to Messrs. Black, Angrisani, Bayer, and Knapp would be paid in options. Mr. Novak was covered by the senior executive bonus plan during the fiscal fourth quarter of 2004 in which he served as President and Chief Operating Officer, so 50% of his bonus allocable to that quarter was also paid in options. Stock options were granted at the rate of one option for every $2 of bonus otherwise payable, were granted at fair market value on July 27, 2004, and were fully vested on the grant date. The Company also maintained a bonus plan applicable to business unit executives pursuant to which bonuses could be earned based upon performance of individual business units. Mr. Coles participated in the business unit plan and Mr. Novak participated in that plan for the first three quarters of the fiscal year during which he served as President of U.S. Operations. The Compensation Committee also amended that plan in July, 2004 to provide that 10% of the bonus otherwise payable under that plan to Messrs. Novak and Coles would be paid in stock options at the rate of one option for every $2 of bonus otherwise payable. The options were granted at fair market value on July 27, 2004 and were fully vested on the grant date.

      For fiscal 2005, the Compensation Committee has adopted a senior executive bonus plan which establishes a senior executive bonus pool equal to: (i) 30% of the Company’s fiscal 2005 pre-tax profit between $17 million and $19 million, plus (ii) 35% of the Company’s fiscal 2005 pre-tax profit between $19 million and $21 million plus (iii) 40% of the Company’s fiscal 2005 pre-tax profit above $21 million, all computed after payment of all bonuses and incentives other than those under the plan. The plan assigns to each executive officer a percentage of the final bonus pool. The Company also has established a bonus plan applicable to business unit executives pursuant to which bonuses can be earned based upon performance of individual business units as well as the overall profitability of the Company. The senior executive bonus plan does not account for the impact of the Company’s acquisition of Wirthlin Worldwide, Inc. on September 9, 2004, and pre-tax profit targets are based upon pre-tax earnings excluding the effect of Wirthlin Worldwide earnings. Post-merger, Wirthlin Worldwide executives will remain eligible for incentives under the pre-existing Wirthlin Worldwide arrangements through December 31, 2004. The Compensation Committee intends to review and provide appropriate incentives for executives of former Wirthlin Worldwide for the remainder of Harris Interactive’s fiscal year ending June 30, 2005.

      The annual performance bonus paid to Dr. Gordon S. Black, who served as the Company’s Chairman of the Board and Chief Executive Officer until January 26, 2004 and thereafter as its Executive Chairman, and the bonus paid to Robert E. Knapp, who became Vice Chairman and Chief Executive Officer on that date, are described below under “CEO Compensation”. The amount of the annual performance bonus payable to Gregory T. Novak, President and Chief Operating Officer, is determined in accordance with the criteria used to determine bonuses under the senior executive bonus plan, and for a portion of fiscal 2004, the business unit plan, described above. His target bonus for fiscal 2004 under the senior executive bonus plan was $100,000 (pro rated for the portion of the year to which the plan was applicable) and for fiscal 2005 will be $150,000. For fiscal 2004, Mr. Novak received a performance bonus consisting of a cash payment of $151,913 and 13,855 fully vested stock options with an exercise price of $6.27 per share. The annual performance bonus payable to Leonard R. Bayer is determined by the Compensation Committee as part of the senior executive bonus plan, and must be in the highest tier of bonuses awarded in the applicable period pursuant to the same criteria used to determine bonuses payable to the Company’s Chief Executive Officer and Chief Operating Officer. For fiscal 2004, Mr. Bayer received a performance bonus consisting of a cash payment of $48,750 and 24,375 fully vested stock options with an exercise price of $6.27 per share. The annual performance bonus payable to Albert A. Angrisani for fiscal year 2004 is equal to 17.5% of the senior executive bonus plan established by the Compensation Committee. For fiscal 2004, Mr. Angrisani received a performance bonus consisting of a cash payment of $56,900 and 28,450 fully vested stock options with an exercise price of $6.27 per share. Arthur E. Coles is eligible for a performance bonus to the same extent as the Company’s other executives who participate in the business unit plan generally, as determined by the Compensation Committee. For fiscal 2004, Mr. Coles received a performance bonus consisting of a cash payment of $93,780 and 5,210 fully-vested stock options with an exercise price of $6.27 per share.

      Long-Term Incentives. Longer term incentives are provided through Harris Interactive’s 1999 Long-Term Incentive Plan, which rewards executives and other employees through the growth in value of Harris Interactive’s common stock. The Compensation Committee administers the Plan and selects those individuals to whom options or other awards should be granted and determines the terms of those awards. The Compensation Committee believes that employee equity ownership is highly motivating, provides a major incentive for employees to build stockholder value and serves to align the interests of employees with those of the Company’s stockholders. Although a variety of equity incentives are available under the Plan, stock options historically have been granted to executive officers, based upon each officer’s relative position, responsibilities, historical and expected contributions to Harris Interactive, and existing stock ownership and previous option grants, with primary weight given to the executive officer’s relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join Harris Interactive may be based on negotiations with the officer and with reference to historical option grants to existing executive officers. Stock options are typically granted at the market price of Harris Interactive’s common stock on the date of grant, with a four-year vesting schedule, and will provide value to the executive officers only when the price of shares of Harris Interactive common stock increases over the exercise price. For fiscal 2004, the Company granted Mr. Novak options to purchase 100,000 shares of Harris Interactive common stock and agreed to make a second grant of options to purchase 500,000 shares of Harris Interactive common stock, subject to stockholder approval of an increase in the number of shares issuable under the Plan. Also during fiscal 2004, the Company granted to Mr. Knapp options to purchase 1,000,000 shares of the Company’s common stock, which grant was made pursuant to a separate option agreement and not under the Company’s Long-Term Incentive Plan. The options granted to Mr. Novak and Mr. Knapp are described above under “Employment Contracts, Severance and Change-of-Control Arrangements”.

      Limits on the Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding performance-based compensation. Through June 30, 2004, this provision has not limited Harris Interactive’s ability to deduct executive compensation. The Compensation Committee will continue to monitor the potential impact of Section 162(m) on the Company’s ability to deduct executive compensation. Harris Interactive’s Long-Term Incentive Plan has been designed, and is intended to be administered, in a manner that will enable the Company to deduct compensation attributable to options and certain other awards thereunder, without regard to such deduction limitation.

CEO Compensation

      During the fiscal year ended June 30, 2004, Dr. Gordon S. Black served as the Company’s Chief Executive Officer through January 25, 2004, and effective January 26, 2004, Mr. Robert E. Knapp became the Company’s Chief Executive Officer.

      The compensation of each of Dr. Black and Mr. Knapp during fiscal 2004 was determined by applying the same criteria discussed at the beginning of this report used to determine compensation and bonuses for all executive officers of the Company. The compensation of each of these individuals for fiscal 2004 is set forth in the Summary Compensation Table appearing on page 17 of this proxy statement.

      Pursuant to Dr. Black’s amended employment agreement described above under “Employment Contracts, Severance and Change of Control Arrangements”, effective July 1, 2003 Dr. Black’s salary was increased from $300,000 to $375,000. Dr. Black is eligible for an annual performance bonus under the plan approved by the Compensation Committee for senior executives of the Company, with a target bonus for fiscal 2004 of at least $50,000 more than the cash bonus paid to him for fiscal 2003, based on performance standards relating to Harris Interactive’s revenue and operating income. For fiscal 2004, Dr. Black received a performance bonus consisting of a cash payment of $56,900 and 28,450 fully vested options with an exercise price of $6.27 per share.

      Pursuant to Mr. Knapp’s employment agreement, also described above under “Employment Contracts, Severance and Change of Control Arrangements”, beginning January 26, 2004 Mr. Knapp receives an annual base salary of $500,000, and commencing with fiscal 2005, he is eligible for an annual performance bonus under the plan approved by the Compensation Committee for senior executives of the Company, with a target bonus of at least $250,000. Mr. Knapp was not eligible for a performance bonus for fiscal 2004; however he received a one-time signing bonus, payable June 30, 2004, consisting of a cash payment of $62,500 and 31,250 fully vested options with an exercise price of $6.27 per share.

Summary

      The Compensation Committee believes that Harris Interactive’s compensation policy as practiced to date has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. Harris Interactive’s compensation policy will evolve over time as the Company attempts to achieve its many short-term goals while maintaining its focus on building long-term stockholder value through technological leadership and development and expansion of the market for Harris Interactive’s products.

Submitted by the Compensation Committee of the Company’s Board of Directors:

George Bell (Chairman)

Howard L. Shecter
Antoine G. Treuille

Performance Graph

      The following graph, presented pursuant to the rules of the SEC, demonstrates a comparison of cumulative total stockholder return for holders of shares of Harris Interactive’s common stock from December 7, 1999, the first day of trading following Harris Interactive’s initial public offering, through June 30, 2004, compared with the Nasdaq Stock Market (US) Index and a peer group. During fiscal 2004 the Company changed its peer group in response to the increased size of the Company, changes in the market research industry including the growth of Internet-based market research, and mergers and acquisitions which have changed to face of some of the companies in our previous peer group. The new peer group represented includes the U.S.-based market research corporations Arbitron Inc., Digitas Inc., Forrester Research Inc., Gartner Inc., IMS Health, Inc., National Research Corp., NetRatings, Inc., and Opinion Research Corp., as published by Inside Research. The old peer group represented includes the U.S.-based market research corporations Arbitron Inc., IMS Health, Inc., National Research Corp., NetRatings, Inc., and Opinion Research Corp., as published by Inside Research. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects Harris Interactive’s relative stock price for the period from December 7, 1999 through June 30, 2004.

      The information contained in the Performance Graph shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Securities Exchange Act, except to the extent Harris Interactive specifically incorporates it by reference.

COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*

AMONG HARRIS INTERACTIVE INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND A NEW PEER GROUP AND AN OLD PEER GROUP

	12/7/99	6/00	6/01	6/02	6/03	6/04

Harris Interactive Inc.	100.00	34.60	17.86	24.07	46.14	48.00
Nasdaq Stock Market (U.S.)	100.00	146.96	52.31	44.43	42.75	58.30
New Peer Group	100.00	93.43	80.56	57.46	57.71	77.20
Old Peer Group	100.00	85.41	85.52	58.53	60.46	77.41

*	$100 invested on 12/7/99 in stock or on 11/30/99 in index — including reinvestment of dividends. Fiscal year ending June 30.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the common stock of the Company with the SEC. Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

      Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended June 30, 2004, all filing requirements under Section 16(a) applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Board of Directors delegated exclusive authority to select the independent registered public accounting firm of Harris Interactive for the fiscal year ending June 30, 2004 to the Audit Committee, and the Audit Committee selected PricewaterhouseCoopers LLP to serve in that capacity. The Audit Committee has not yet appointed an independent registered public accounting firm for fiscal year 2005. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

AUDIT FEES

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered to the Company for the fiscal years ending June 30, 2004 and June 30, 2003 were $222,191 and $186,783, respectively. An explanation of such fees is provided in the following table:

	Fiscal 2004	Fiscal 2003

Audit Fees	$139,000	$139,898
Audit-Related Fees	$17,000	$9,875
Tax Fees	$66,191	$37,010

Total Fees Paid	$222,191	$186,783

      “Audit Fees” include fees billed by PricewaterhouseCoopers LLP for the audit of Harris Interactive’s annual financial statements for the fiscal year and reviewing our quarterly reports on Form 10-Q. “Audit-Related Fees” include fees for services such as accounting consultations and review of SEC reports and filings, including the Company’s Registration Statements on Form S-3 filed with the SEC on July 2, 2003 and March 8, 2004 (and amendments thereto) and the Company’s Registration Statement on Form S-8 filed with the SEC on March 8, 2004. “Tax Fees” are fees billed for tax services in connection with the preparation of the Company’s federal, state and foreign income tax returns, including extensions and quarterly estimated tax payments, and customary consultation or advice regarding accounting issues, potential transactions or taxes (e.g., tax compliance, tax consulting, or tax planning).

      The Audit Committee approves the annual budget for all audit and non-audit services and pre-approves all engagements of the Company’s auditors to provide non-audit services. The Audit Committee’s general policy is to restrict the engagement of the independent registered public accounting firm to providing audit and tax-related services. The Audit Committee will not engage the independent registered public accounting firm to provide any non-audit services that are prohibited under Section 10A of the Exchange Act and Rule 10A-3 thereunder.

      The Audit Committee considered and determined that the provision of the services other than the services described under “Audit Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

OTHER MATTERS

      At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is intended that shares represented by proxies will be voted or not voted by the persons named in the proxies in accordance with the recommendation of the Board of Directors, or, in the absence of any such recommendation, by the proxy holders in their discretion.

FUTURE STOCKHOLDER PROPOSALS

Advance Notice Procedures

      Under Harris Interactive’s Bylaws, no business may be brought before an annual meeting unless:

•	it is specified in the notice of the meeting (which includes stockholder proposals that Harris Interactive is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act); or

•	it is otherwise brought before the meeting by or at the direction of Harris Interactive’s Board of Directors or by a stockholder entitled to vote who delivered notice to Harris Interactive (containing certain information specified in the bylaws) not less than 90 nor more than 120 days prior to the first anniversary of the date on which Harris Interactive first mailed its prior-year proxy statement and form of proxy to stockholders (between June 12, 2004 and July 12, 2004, for proposals for the 2004 annual meeting).

      These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Harris Interactive’s proxy statement, described below.

Stockholder Proposals for the 2005 Annual Meeting

      Stockholders interested in submitting a proposal for inclusion in the proxy materials for Harris Interactive’s annual meeting of stockholders in 2005, including any nomination of a person for election to the Board of Directors, may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by Harris Interactive’s Corporate Secretary by June 10, 2005 (which date is 120 days prior to the first anniversary of the date on which Harris Interactive first mailed this proxy statement and form of proxy to stockholders).

      Additionally, if a stockholder interested in submitting a proposal for the 2005 annual meeting fails to deliver notice of such stockholder’s intent to make such proposal to the Corporate Secretary between June 10, 2005 and July 10, 2005, then any proxy solicited by management may confer discretionary authority to vote on such proposal.

AUDIT COMMITTEE REPORT

      The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Securities Exchange Act. The information contained in this Audit Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Securities Exchange Act, except to the extent Harris Interactive specifically incorporates it by reference.

      The Audit Committee of Harris Interactive’s Board of Directors (a) monitors the integrity of the accounting policies, financial reporting, and disclosure practices of the Company, (b) reviews the results of the Company’s quarterly and annual financial statements and annual audit, (c) appoints and monitors the independence and performance of the Company’s independent registered public accounting firm, (d) approves the compensation of the independent registered public accounting firm and approves in advance all permitted non-audit services to be provided by the Company’s independent registered public accounting firm, (e) meets with the Company’s independent registered public accounting firm to review the Company’s critical accounting policies, internal controls, and financial management practices, (f) monitors the processes established and maintained by management in order for management to assure that an adequate system of internal accounting and financial control is functioning within the Company, and (g) monitors the processes established by management in order for management to assure corporate compliance with legal and regulatory requirements. This Committee also receives, reviews and takes action with respect to complaints received by the Company regarding accounting, internal accounting controls, and auditing matters.

      The Audit Committee currently consists of three directors, all of whom are “independent directors” as defined under Nasdaq Rule 4200(a)(15) and SEC Rule 10A-3(b)(1). The current members of the Audit Committee are David Brodsky, Howard L. Shecter and Stephen D. Harlan. Mr. Harlan was appointed to the Audit Committee to replace Benjamin D. Addoms and Thomas D. Berman, who resigned from the Company’s Board of Directors during fiscal 2004.

      Harris Interactive’s Board of Directors adopted an amended and restated written charter for the Audit Committee on May 4, 2004. A copy of the amended and restated charter is attached as Appendix A to this proxy statement.

      During fiscal 2004, the Audit Committee held nine meetings. The Audit Committee reviewed and discussed Harris Interactive’s audited financial statements for its fiscal year ended June 30, 2004 with Harris Interactive’s Board of Directors and management. In addition, Harris Interactive’s Audit Committee discussed with PricewaterhouseCoopers LLP, Harris Interactive’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standard No. 61 and Rule 2-07 of SEC Regulation S-X. The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on the Audit Committee’s review of the audited financial statements and the foregoing discussions, the Audit Committee recommended to Harris Interactive’s Board of Directors that the audited financial statements of Harris Interactive be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

Submitted by the Audit Committee of the Company’s Board of Directors:

Mr. Stephen D. Harlan (Chairman)

Mr. David Brodsky
Mr. Howard L. Shecter

ANNUAL REPORT ON FORM 10-K

      A copy of Harris Interactive’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (without exhibits) is being distributed with this Proxy Statement. The Annual Report on Form 10-K is also available, without charge, by writing or telephoning to Mr. Bruce A. Newman, Corporate Secretary, 135 Corporate Woods, Rochester, New York 14623; telephone 585-272-8400. In addition, the report (with exhibits) is available at the SEC’s Internet site (http://www.sec.gov), and on Harris Interactive’s website (http://www.harrisinteractive.com).

Appendix A

AUDIT COMMITTEE CHARTER

HARRIS INTERACTIVE INC.

Purpose and Powers

      The Audit Committee is appointed by the Board of Directors of the Company to provide assistance to the Board in fulfilling its oversight responsibility to shareholders, potential shareholders, the investment community, and others by overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The duties and responsibilities of a member of the Audit Committee are in addition to such person’s duties as a member of the Board. The Audit Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the accounting policies, financial reporting, and disclosure practices of the Company;

•	monitor the processes established and maintained by management to assure that an adequate system of internal accounting and financial control is functioning within the Company;

•	appoint, terminate, and oversee the independence and performance of the Company’s independent auditors;

•	monitor the processes established and maintained by management to assure that free and open communications are maintained among the Audit Committee, management, and the Company’s independent auditors; and

•	monitor the processes established and maintained by management to assure corporate compliance, including compliance with legal and regulatory requirements and the Company’s Code of Ethics.

      The Audit Committee has the authority to investigate fully any matter it deems necessary in fulfilling its responsibilities, with full access to all books, records, facilities and personnel of the Company as well as to the outside auditor and, if the Company has appointed one, the Company’s internal auditor. To that end, the Audit Committee has the authority to (i) retain and compensate, at the Company’s expense, outside legal counsel and accounting or other experts, as the Audit Committee deems necessary or appropriate in the performance of its duties and responsibilities, and (ii) in cooperation with management, monitor that adequate Company resources are available to support effective internal audit and controls functions.

Composition

      The Audit Committee shall be comprised of three or more directors, as determined by the Board. Each member of the Audit Committee shall meet the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the Securities and Exchange Commission (the “SEC”), and the listing standards of The Nasdaq Stock Market.

      All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and must have an ability to read and understand financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of their appointment to the Audit Committee.

      At least one member of the Audit Committee shall have employment experience in accounting or finance, professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Such member shall qualify as an audit committee financial expert under the rules and regulations of the SEC, and a determination that the person so qualifies shall be made by the Board of Directors of the Company.

      The members of the Audit Committee shall be appointed, and may be replaced, by the Board. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

Meetings

      The Audit Committee shall meet at such times as circumstances dictate, but not less than quarterly.

      As part of its job to foster free and open communication, the Audit Committee shall meet at least annually with each of management and the independent accountants in separate sessions, in order to discuss any matters either of these groups believes should be discussed privately. The Committee also may choose to meet in executive session. It may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend any meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Responsibilities and Duties

      The Audit Committee’s responsibility is one of monitoring, oversight, and reporting the results of its activities to the Board. While the Audit Committee has the responsibilities and powers set forth in this Charter, management and the Company’s independent auditors have more time, expertise, and complete information than the members of the Audit Committee. It is not the responsibility of the Audit Committee to conduct audits, or to provide expert assurances that the Company’s financial statements are complete, accurate, and in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. Management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements.

      The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of: (a) compensation to the outside auditor, (b) compensation to any outside legal, accounting or other advisers employed by the Audit Committee in accordance with this Charter, and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      The Audit Committee shall engage in such activities from time to time as are reasonably necessary or appropriate in order to fulfill its responsibilities and duties, including among others the following:

Charter Review

      1. The Audit Committee shall review and reassess, at least annually, the adequacy of this Charter, make recommendations regarding amendments to the Board as conditions dictate, and assure publication of the Charter as approved by the Board in accordance with SEC regulations.

Oversight of Relationship with Independent Accountants

      1. The Audit Committee shall have the sole authority for the appointment, replacement, compensation, retention and oversight of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company. The Audit Committee shall evaluate the qualifications, performance, and independence of the independent auditor, and shall present its conclusions with respect to the independent auditor to the Board.

      2. The independent auditors are ultimately accountable to the Audit Committee and the entire Board for their audit of the financial statements and of the Company. The Company’s independent auditors shall report directly to the Audit Committee.

      3. The Audit Committee shall pre-approve all audit services and permitted non-audit services (including the fees and terms of such services) to be provided to the Company by its independent auditor, provided, however, permitted non-audit services which were not recognized as non-audit services at the time of engagement of the independent auditor, and which fall under the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, shall be approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals of audit services and permitted non-audit services, provided that decisions of such designated member(s) to pre-approve such services shall be reported to the full Audit Committee at its next scheduled meeting.

      4. The Audit Committee shall oversee the independence of the Company’s independent auditors. Toward that end, the Audit Committee shall assure receipt from the auditors, at least annually, of a formal written statement disclosing all relationships between the auditors and the Company in accordance with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, on at least an annual basis, the Audit Committee shall review and discuss with the independent auditors and the Board all significant relationships or services such auditors have with or provide to the Company that may impact the objectivity and independence of the auditors. The Audit Committee shall take, or shall recommend that the full Board take, appropriate actions to address issues related to the auditor’s independence.

      5. The Audit Committee shall obtain and review information from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the firm, (c) any material issues raised by governmental or professional authorities since the last report respecting one or more audits carried on by the firm, and (d) the firm’s responses to any such issues.

      6. At least annually, the Audit Committee shall meet separately with appropriate representatives of each of management and the independent auditors to discuss any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

      7. The Audit Committee shall receive all communications from the independent auditors to management and the Company required by governmental authorities or any self-regulatory organization such as the Nasdaq Stock Market.

      8. The Audit Committee shall review any significant disagreement between management and the independent auditors in connection with the preparation of the financial statements. The Audit Committee has responsibility for resolution of disagreements between management and the independent auditor regarding financial reporting.

      9. The Audit Committee shall discuss the overall scope and plans for the annual audit with management and the independent auditors.

      10. The Audit Committee shall ensure that the Company’s independent auditors keep the Audit Committee informed about fraud, deficiencies in the Company’s internal control structure, and certain other matters.

Oversight of Financial Reporting and Control Process

      1. The Audit Committee shall review and discuss with management and the independent auditors the Company’s annual audited financial statements and related opinion of the independent auditors, and the disclosures proposed to be made in the “management’s discussion and analysis” section of the Company’s Annual Report on Form 10-K, and shall recommend to the Board whether the annual financial statements should be included in the Form 10-K. Such review shall include a discussion of management’s and the independent auditors’ judgments about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures.

      2. The Audit Committee shall review and discuss with management and the independent auditors the Company’s quarterly financial results and reports and the Company’s Quarterly Report on Form 10-Q, as well as other financial reports and information made public or filed with regulatory or other authorities, prior to their filing or release.

      3. The Audit Committee shall review and discuss with management the information to be included in earnings releases as well as financial information and guidance to be provided to analysts and rating agencies.

      4. The Audit Committee shall annually report to shareholders in the Company’s annual proxy statement as required by SEC regulations.

      5. The Audit Committee shall review disclosure and documentation of the Company’s significant accounting policies. Toward that end, the Audit Committee shall establish regular systems of reporting to the Audit Committee by management and the independent accountants regarding: (a) any significant judgments made in management’s preparation of the financial statements, (b) any significant changes in selection of accounting policies, and (c) all alternative treatments of significant financial information within GAAP that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors.

      6. The Audit Committee shall discuss with the independent auditors any matters required to be communicated by the auditors in accordance with Statement of Auditing Standards No. 61, Communications with Audit Committees, relating to the conduct of the audit, including any significant changes in auditing standards or in the scope of the audit. The Audit Committee shall discuss the results of the audit and any other matters required to be communicated to the Audit Committee by the independent auditors under GAAP.

      7. In conjunction with management and the independent auditors, the Audit Committee shall review the integrity of the Company’s financial controls, systems, and internal and external reporting processes. Among others, it shall review disclosures made by the Company’s CEO and CFO during their certification process for Forms 10-K and 10-Q regarding deficiencies or material weaknesses in the design or operation of the company’s internal controls, and any fraud involving employees with a significant role in internal controls.

      8. The Audit Committee shall discuss with management the Company’s major financial risk exposures including steps taken to manage such exposures.

      9. The Chief Financial Officer of the Company shall provide the Audit Committee with copies of all reports, management letters, and schedules of unadjusted differences of the Company’s independent auditors, as well as governmental requests and examinations, and the Company’s responses to the same.

Compliance

      1. The Audit Committee shall meet with the principal outside corporate legal counsel for the Company at least annually to inquire as to material legal compliance deficiencies and material litigation of which counsel is aware.

      2. The Audit Committee shall obtain assurance from the Company’s independent auditors that Section 10A(b) of the Exchange Act has not been implicated.

      3. The Audit Committee shall review and, as needs dictate, update the Company’s Code of Ethics, and shall monitor the processes established and maintained by management to assure compliance with such Code of Ethics.

      4. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters.

      5. The Audit Committee shall establish a procedure for review of all “related party transactions”, as defined in Item 404 of Regulation S-K, proposed to be entered into by the Company. Prior approval of the Audit Committee shall be required for any such related transaction.

      6. The Audit Committee shall periodically review with the Company’s management and legal counsel any legal matter that could have a significant impact on the Company’s business, operations, or financial statements.

Self-Evaluation

      1. The Audit Committee shall conduct periodic self-evaluations.

Approved:                     , 2004

Appendix B

HARRIS INTERACTIVE INC.

LONG-TERM INCENTIVE PLAN

(As amended November      , 2004)

      SECTION 1.     General

      1.1     Purpose. This Harris Interactive Inc. Long-Term Incentive Plan (the “Plan”) has been established by Harris Interactive Inc. (the “Company”) (a) to attract and retain persons eligible to participate in the Plan; (b) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further identify Participant’s interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.

      1.2     Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacements of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

      1.3     Operation, Administration and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to Operation and Administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 1.4 of the Plan).

      1.4     Defined Terms. For purposes of the Plan, the terms listed below shall be defined as follows:

(a) Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, SARS, Stock Awards and Cash Awards.

(b) Board. The term “Board” shall mean the Board of Directors of the Company.

(c) Change in Control. The term “Change in Control” means a change in control occurring after the Effective Date of this Plan of a nature that would be required to be reported in a proxy statement with respect to the Company (even if the Company is not actually subject to said reporting requirements) in response to Item 6(e) (or any comparable or successor Item) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that any merger, consolidation or corporate reorganization in which the owners of the Company’s capital stock entitled to vote in the election of directors (the “Voting Stock”) prior to said combination receive 75% or more of the resulting entity’s Voting Stock shall not be considered a change in control for the purposes of this Plan; and provided that, without limitation of the foregoing, such change in control shall be deemed to have occurred if (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, excluding any stock purchase or employee stock ownership plan maintained by the Company or a Related Company) becomes the “beneficial owner” (as that term is defined by the Securities and Exchange Commission for purposes of Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the outstanding Voting Stock of the Company or its successors; or (ii) during any period of two consecutive years a majority of the Board of Directors no longer consists of individuals who were members of the Board of Directors at the beginning of such period, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least 75% of the directors still in office who were directors at the beginning of the period.

(d) Code. The term “Code”means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(e) The term “Committee” is as defined in Section 5.

(f) The term “Eligible Individual” shall mean any employee, officer or non-employee director of the Company or a Related Company.

(g) Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply:

(i) If the Stock is listed on any established stock exchange or national market system, including without limitation the Nasdaq National Market or the Nasdaq Small Cap Market of the Nasdaq Stock Market, then its “Fair Market Value” shall be the closing sales price for such stock (or the closing bid if not sales were reported) as quoted on such exchange or system for the last market trading day on the date of determination.

(ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

(iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

(h) Related Companies. The term “Related Company”means (i) any corporation, partnership, joint venture or other entity during any period in which it owns, directly or indirectly, at least 50% of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (11) any corporation, partnership, joint venture or other entity during any period in which at least 50% voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is a Related Company by reason of clause (i) next above.

(i) Stock. The term “Stock” shall mean shares of common stock of the Company.

      SECTION 2.     Options and SARs

      2.1     Descriptions.

      (a) The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 2 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code. A “Non-Qualified Option” is an Option that is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Code.

      (b) A stock appreciation right (a “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to all or a portion of the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee pursuant to Section 2.2 of the Plan.

      2.2     Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that the Exercise Price for Incentive Stock Options shall not be less than 100% of the Fair Market Value of a share of Stock as of the Pricing Date (or less than 110% of the Fair Market Value of a share of Stock as of the Pricing Date in the case of Participants owning 10% of the voting stock of the Company). For purposes of the preceding sentence, the “Pricing Date” shall be the date on which the Option is granted.

      2.3     Exercise. An Option and SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

      2.4     Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in subsection 2.4(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash or, at the option of the Committee, by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

      2.5     Settlement of Award. Distribution following exercise of an Option or SAR, and shares of Stock distributed pursuant to such exercise, shall be subject to such conditions, restrictions and contingencies as the Committee may establish. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or SAR as the Committee determines to be desirable.

          SECTION 3.     Other Awards

      3.1     Stock Award. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such Awards may consist of cash generation targets, profit, revenue and market share targets, profitability targets as measured by return ratios, and stockholder returns. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company, business unit, or individual performance and/or on performance as compared with that of other publicly-traded companies.

      3.2     Cash Award. A Cash Award is a right denominated in cash or cash units to receive a payment, which may be in the form of cash, shares of Stock or a combination, based on the attainment of pre-established performance goals and such other conditions, restrictions and contingencies as the Committee shall determine. The performance goals that may be used by the Committee for such awards may consist of cash generation targets, profits, revenue and market share targets, profitability targets as measured by return ratio, stockholder returns and such other goals as may be designated by the Committee. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.

          SECTION 4.     Operation and Administration

      4.1     Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective as of September 7, 1999 (the “Effective Date”); provided, however, that to the extent that Awards are made under the Plan prior to its approval by stockholders, they shall be contingent on approval of the Plan by the stockholders of the Company. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock Options may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted or, if earlier, the date the Plan is approved by stockholders.

      4.2     Shares Subject to Plan.

      (a) (i) Subject to the following provisions of this subsection 4.2, the maximum number shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 7,250,000.

(ii) Any shares of Stock (including rights or options) granted under the Plan that are forfeited back to the Company because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iii) If the Exercise Price of any Option granted under the Plan or any Prior Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iv) Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is as a result of the Company or a Related Company acquiring another entity (or an interest in another entity).

      (b) Subject to subsection 4.2(c), the maximum number of shares of Stock that may be issued by Options intended to be Incentive Stock Options shall be 7,250,000 shares.

      (c) Subject to Section 4.14 below relating to changes in control, in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee (a) will make any appropriate adjustments to the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under this subsection 4.2(a) and (b), and (b) will adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARS; as well as any other adjustments that the Committee determines to be equitable.

      4.3     Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or a national market system, including without limitation the Nasdaq National Stock Market.

      4.4     Tax Withholding. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

      4.5     Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

      4.6     Payments. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents.

      4.7     Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

      4.8     Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

      4.9     Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the “Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

      4.10     Limitation of Implied Rights.

       (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

      (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any Eligible Individual the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

      4.11     No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares of Stock or any rights thereto shall be canceled.

      4.12     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

      4.13     Exceeding Limitations. To the extent that the aggregate Fair Market Value of Stock (determined at the time the Option is granted) with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and all Related Companies) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code.

      4.14     Change in Control. Subject to the provisions of subsection 4.2 (relating to the adjustment of shares), and except as otherwise provided in the Plan or the agreement reflecting the applicable Award, upon the occurrence of a Change in Control:

(a) All outstanding Options (regardless of whether in tandem with SARS) shall become fully exercisable.

(b) All outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable.

(c) All Stock Awards shall become fully vested.

      4.15.     Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company.

      4.16.     Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

      SECTION 5.     Committee

      5.1.     Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 5.

      5.2.     Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more members of the Board.

      5.3.     Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code Section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c) The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(d) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

(f) Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

(g) In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by a writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

      5.4     Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

      5.5     Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an Eligible Individual’s employment or other provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 6.	Effect, Discontinuance, Cancellation, Amendment and Termination

      6.1     Effect on Other Awards or Bonuses. Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company’s right to grant to such Participant Awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Eligible Individuals.

      6.2     Discontinuance, Cancellation, Amendment and Termination. The Board may at any time discontinue granting Awards under the Plan. The Board may at any time or times alter or amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of (a) the Company’s stockholders, to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Stock is listed or quoted, (i) increase the maximum number of shares available under the Plan, (ii) change the group of persons eligible to receive Awards under the Plan, (iii) extend the time within which Awards may be granted, or (iv) amend the provisions of this Section 6.2, and (b) each affected Participant if the amendment, alteration or termination would adversely affect the Participant’s rights or obligations under any Award made prior to the date of the amendment, alteration or termination. The termination of the Plan would not affect the validity of any Award outstanding on the date of termination.

Appendix C

HARRIS INTERACTIVE INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

(As amended November      , 2004)

      The following constitute the provisions of the 1999 Employee Stock Purchase Plan of Harris Interactive Inc.

(1) Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

(2) Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Company” shall mean Harris Interactive Inc., a Delaware corporation, and any Designated Subsidiary of the Company.

(e) “Compensation” shall mean all base straight time gross earnings and commissions, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(f) “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g) “Employee” shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(h) “Enrollment Date” shall mean the first day of each Offering Period.

(i) “Exercise Date” shall mean the last day of each Offering Period.

(j) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(2) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

(3) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

(4) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(a) “Offering Period” shall mean a period ranging from three (3) months to twenty four (24) months (the precise duration of any Offering Period to be the Offering Period announced at least five (5) days prior to its commencement as set forth in Section 4 of this Plan) during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after the termination date of the previous Offering Period; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and ending on the last Trading Day on or before the termination of the duration of such Offering Period selected by the Board. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(b) “Plan” shall mean this Employee Stock Purchase Plan.

(c) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 20.

(d) “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(e) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(f) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

(3) Eligibility.

(a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and/or of any Subsidiary accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(4) Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after the termination of the previous Offering Period, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and ending on the last Trading Day on or before the termination of such Offering Period. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

(5) Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Enrollment Date.

(b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable.

(6) Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period.

(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c) A participant may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

(7) Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than 5,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof. The option shall expire on the last day of the Offering Period.

(8) Exercise of Option. A participant’s option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, unless prior to such period the participant has terminated participation in the Plan as provided in Section 10 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(9) Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option.

(10) Withdrawal. A participant may not withdraw from an Offering Period. A participant may terminate participation in the Plan for any future Offering Period by giving written notice of termination to the Company in the form of Exhibit B.

(11) Termination of Employment. Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

(12) Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

(13) Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be one million (1,000,000) shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse. Certificates representing shares may contain such legends as may be necessary or appropriate pursuant to applicable securities laws, including any legends relating to restrictions on transfer as may be imposed by the Board pursuant to Section 16 of the Plan.

(14) Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

(15) Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(16) Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect. The Board shall have the power to impose such restrictions on the transfer of shares of Common Stock that may be issued under the Plan during any Offering Period, if such restrictions are announced at least five (5) days prior to the scheduled beginning of the Offering Period to be affected by such restrictions.

(17) Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(18) Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

(19) Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has terminated participation in the Plan as provided in Section 10 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has terminated participation in the Plan as provided in Section 10 hereof.

(20) Amendment or Termination.

(a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 hereof and this Section 20, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to:

(1) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in the Purchase Price;

(2) shortening any Offering Period so that Offering Period end on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(3) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

(21) Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(22) Conditions Upon issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

(23) Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.

EXHIBIT A

HARRIS INTERACTIVE INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Enrollment Date:

Change in Payroll Deduction Rate
Change of Beneficiary(ies)

(1)	hereby elects to participate in the Harris Interactive Inc. 1999 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

(2)	I hereby authorize payroll deductions from each paycheck in the amount of % of my Compensation on each payday (from 1 to %) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

(3)	I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that I may not withdraw from an Offering Period and any accumulated payroll deductions will be used to automatically exercise my option.

(4)	I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to stockholder approval of the Employee Stock Purchase Plan.

(5)	Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only): .

(6)	I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

(7)	I hereby agree to be bound by the terms of the Employee Stock Purchase Plan, including any restrictions on the transferability of any shares received by me pursuant to the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

(8)	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

NAME: (Please print)	(First) (Middle) (Last)

Relationship:

(Address)

Employee’s Social Security Number:

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Signature of Employee

Spouse’s Signature
(If beneficiary other than spouse)

Dated:

EXHIBIT B

HARRIS INTERACTIVE INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF TERMINATION

      The undersigned participant in the Offering Period of the Harris Interactive Inc. 1999 Employee Stock Purchase Plan terminates participation in the Plan, effective at the commencement of the next Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the next Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

REVOCABLE PROXY

HARRIS INTERACTIVE INC.

135 CORPORATE WOODS, ROCHESTER, NEW YORK 14623

PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF HARRIS
INTERACTIVE INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON,
TUESDAY, NOVEMBER 9, 2004

The undersigned hereby constitutes and appoints Leonard R. Bayer and Bruce A. Newman, and each of them, as proxies (the “Proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all shares of common stock, par value $0.001 per share, of Harris Interactive Inc. (“Harris Interactive”) held of record by the undersigned as of the close of business on September 20, 2004, at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Strong Museum, One Manhattan Square, Rochester, New York, on Tuesday, November 9, 2004 at 5:15 p.m. local time and at any adjournments thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS SET FORTH ON THE REVERSE SIDE HEREOF AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. Stockholders of record who plan to attend the Annual Meeting may revoke the proxy by casting their vote at the meeting in person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated October 8, 2004, and a copy of Harris Interactive’s 2004 Annual Report on Form 10-K for the fiscal year ended June 30, 2004. The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

     PLEASE DATE, SIGN, AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

▼ Please Detach and Mail in the Envelope Provided ▼

The Board of Directors Recommends a Vote “For” all Proposals
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Class II Directors

☐	FOR ALL NOMINEES LISTED

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See Instructions Below)

NOMINEES:
¡	Robert E. Knapp
¡	Howard L. Shecter
¡	Subrata K. Sen
¡	Antoine G. Treuille

		FOR	AGAINST	ABSTAIN
2.	To approve the amendment to Harris Interactive Inc.’s 1999 Long Term Incentive Plan increasing the number of shares reserved for issuance under the Plan by 4,000,000	☐	☐	☐

3.	To approve the amendment to Harris Interactive Inc.’s 1999 Employee Stock Purchase Plan increasing the number of shares reserved for issuance under the Plan by 500,000	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any Adjournment(s) thereof.	☐	☐	☐

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here ●

To change the address on your account please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	Date:	, 2004		Date:	, 2004

STOCKHOLDER(S) SIGNATURE(S)			STOCKHOLDER(S) SIGNATURE(S)

NOTE: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signor is a partnership, please sign in partnership’s name by authorized person.